Exhibit 10.26

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT HAS BEEN OMITTED

BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF

PUBLICLY DISCLOSED. INFORMATION THAT HAS BEEN OMITTED HAS BEEN NOTED IN THIS

DOCUMENT WITH A PLACEHOLDER IDENTIFIED BY THE MARK “[***]”.

EXCLUSIVE COLLABORATION AND LICENSE AGREEMENT

This EXCLUSIVE COLLABORATION AND LICENSE AGREEMENT (the “Agreement”) is entered into as of November 30, 2018 (the “Effective Date”) by and between SHENZHEN SALUBRIS PHARMACEUTICAL CO. LTD., a company organized under the laws of the People’s Republic of China with a place of business at 37F, Tower B, NEO Building, 6009 Shennan Road, Futian District, Shenzhen, China (“Salubris”), and VIRACTA THERAPEUTICS, INC., a Delaware corporation with a place of business at 2533 South Coast Hwy 101, Suite 210, Cardiff, CA 92007, USA (“Viracta”). Viracta and Salubris may be referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Viracta has developed a proprietary epigenetic modifying drug candidate to address viral-associated cancers and diseases and owns or controls various intellectual property rights relating thereto, including the Licensed Technology (as defined below);

WHEREAS, Salubris, a pharmaceutical company, has expertise in the research, development, and commercialization of pharmaceutical products, and is working to create and develop novel pharmaceutical products; and

WHEREAS, Salubris desires to obtain an exclusive license to exploit the Licensed Technology in the Field in the Territory (each as defined below) and Viracta desires to grant such license to Salubris, all on the terms and conditions set forth in this Agreement;

NOW THEREFORE, in consideration of the foregoing premises and the mutual promises, covenants, and conditions contained in this Agreement and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS

As used in this Agreement, the following capitalized terms, whether used in the singular or plural form, shall have the meanings set forth in this Article 1.

1.1 “Additional Drug” means one or more of the following approved or investigational drugs: immuno-oncology, chemotherapies, cytokines, vaccines, antibodies, or other pharmaceutical or biological agents, but excluding NK Cell Therapy (as defined in the Pre- existing Partner Agreement) Controlled by the Pre-existing Partner.

1.2 “Affiliate” means, with respect to a particular Party, a person, corporation, partnership, or other entity that controls, is controlled by, or is under common control with such Party. For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of fifty percent (50%) or more of the voting stock of such entity, or by contract or otherwise.

[***] Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

1.3 “Alliance Manager” has the meaning set forth in Section 3.6.

1.4 “Antiviral Drug” has the meaning set forth in Section 1.11.

1.5 “Applicable Laws” means all laws, statutes, rules, regulations, ordinances, and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county, city, or other political subdivision, domestic or foreign.

1.6 “Calendar Quarter” means each respective period of three (3) consecutive months ending on March 31, June 30, September 30, and December 31.

1.7 “Calendar Year” means each respective period of twelve (12) consecutive months ending on December 31.

1.8 “Claim” has the meaning set forth in Section 12.1.

1.9 “CNDA” means the China National Drug Administration, or any successor entity thereto.

1.10 “Combination Product” means a Product that includes a Core Product in combination with one or more Additional Drugs and is sold together for a single price in a single package.

1.11 “Core Product” means a combination therapy product utilizing sequential or concurrent administration of (a) the Drug Candidate and (b) an antiviral drug such as valganciclovir (“Antiviral Drug”), in any and all dosage forms, formulations, presentations, administrations, line extensions and package configurations.

1.12 “Commercialization” means the conduct of all activities undertaken before and after Regulatory Approval relating to the promotion, sales, marketing, medical support, and distribution (including importing, exporting, transporting, customs clearance, warehousing, invoicing, handling, and delivering Products to customers) of Products, including sales force efforts, detailing, advertising, market research, market access (including price and reimbursement activities), medical education and information services, publication, scientific and medical affairs, advisory and collaborative activities with opinion leaders and professional societies including symposia, marketing, sales force training, and sales (including receiving, accepting and filling Product orders) and distribution. “Commercialize” and “Commercializing” have correlative meanings.

[***] Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

1.13 “Commercially Reasonable Efforts” means, with respect to a Party and its obligations under this Agreement, the exercise of such commercially reasonable efforts and resources for the development and commercialization of a pharmaceutical product that is at a similar stage of research, development, or commercialization, as would be normally exercised by a similarly situated pharmaceutical company to accomplish similar obligations under similar circumstances exercising reasonable business judgment, taking into account that product’s profile of efficacy and safety; proprietary position, including patent and regulatory exclusivity; regulatory status, including anticipated or approved labeling and anticipated or approved post- approval requirements; present and future market and commercial potential, including competitive market conditions; and all other relevant factors, including technical, legal, scientific, and medical factors.

1.14 “Competing Product” means any product other than a Product in the Field that (a) (i) contains the Drug Candidate as its sole active ingredient or (ii) is a combination therapy product utilizing sequential or concurrent administration of the Drug Candidate and the Antiviral Drug included in the Product, and (b) is sold in the Territory by a Third Party that is not a Sublicensee.

1.15 “Confidentiality Agreement” means that certain Confidential Disclosure Agreement between Salubris and Viracta dated as of February 8, 2018.

1.16 “Confidential Information” means all Know-How and other proprietary scientific, marketing, financial, or commercial information or data that is generated by or on behalf of a Party or its Affiliates or which one Party or any of its Affiliates has supplied or otherwise made available to the other Party or its Affiliates, whether made available orally, in writing, or in electronic form, including information comprising or relating to concepts, discoveries, inventions, data, designs, or formulae, in each case in relation to this Agreement; provided that the terms of this Agreement and all Joint Inventions will be deemed both Parties’ Confidential Information.

1.17 “Control” or “Controlled” means, with respect to any Know-How, Patents, or other intellectual property rights, the legal authority or right (whether by ownership, license, or otherwise, but without taking into account any rights granted by one Party to the other Party pursuant to this Agreement) of a Party to grant access, a license, or a sublicense of or under such Know-How, Patents, or other intellectual property rights to another Party, or to otherwise disclose proprietary or trade secret information to such other Party, without breaching the terms of any agreement with a Third Party, or misappropriating the proprietary or trade secret information of a Third Party.

1.18 “Cover” means, with respect to a particular subject matter at issue and a relevant Patent, that the manufacture, use, sale, offer for sale, or importation of such subject matter would fall within the scope of a claim in such Patent.

1.19 “Data” means any and all scientific, technical, or test data pertaining to any Drug Candidate or Product that is generated by or on behalf of Salubris, Viracta, or their respective Affiliates, licensees and sublicensees in connection with Development, including research data, clinical pharmacology data, pre-clinical data, clinical data, clinical study reports, or submissions made in association with an IND or Regulatory Approval with respect to any Drug Candidate or Product.

1.20 “Development” means all development activities for the Drug Candidate and Product that are directed to obtaining Regulatory Approval(s) of a Product and lifecycle management of a Product, including all non-clinical, preclinical, and clinical testing and studies of a Product; toxicology, pharmacokinetic, and pharmacological studies; statistical analyses; assay

[***] Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

development; protocol design and development; the preparation, filing, and prosecution of any applications for Regulatory Approval for a Product; development activities directed to label expansion and/or obtaining Regulatory Approval for one or more additional indications following initial Regulatory Approval; development activities conducted after receipt of Regulatory Approval; and all regulatory affairs related to any of the foregoing. “Develop” and “Developing” have correlative meanings.

1.21 “Development Costs” means the costs incurred by a Party or for its account or by the Parties jointly, during the Term and pursuant to this Agreement, that are specifically directed (or reasonably allocable) to the Development of a Product. The Development Costs shall include amounts that a Party pays to Third Parties involved in the Development of a Product (without markup), and all internal costs (calculated on an FTE basis at the then-current FTE Rate) and out-of-pocket costs incurred by or on account of a Party in performing Development in accordance with the Development Plan.

1.22 “Development Plan” has the meaning set forth in Section 4.2.

1.23 “Development Program” has the meaning set forth in Section 4.2.

1.24 “Development Supply Agreement” has the meaning set forth in Section 7.1.

1.25 “Drug Candidate” means VRx-3996, also known as nanatinostat and formerly known as CHR-3996 and tractinostat, and any metabolite, salt, ester, hydrate, solvate, isomer, enantiomer, free acid form, free base form, crystalline form, co-crystalline form, amorphous form, pro-drug (including ester pro-drug) form, racemate, polymorph, chelate, stereoisomer, tautomer, derivative, modification, or optically active form of any of the foregoing, including all dosage forms, formulations, presentations, administrations, line extensions, and package configurations.

1.26 “Executive Officers” means the Chief Executive Officer of Salubris and the Chief Executive Officer of Viracta.

1.27 “Field” means the treatment, prevention, or diagnosis of virus-associated malignancies in humans and non-humans.

1.28 “First Closing” has the meaning set forth in Section 8.1.

1.29 “First Commercial Sale” means, on a Product-by-Product basis, the first sale by Salubris or any of its Affiliates or Sublicensees to a Third Party for end use of such Product in the Field in the Territory after Regulatory Approval has been granted with respect to such Product in the Territory. First Commercial Sale excludes sale of a Product for use in any Development activity or for compassionate or named-patient use sold at or below the applicable seller’s costs.

1.30 “FTE” means the equivalent of a full-time individual’s work for a twelve (12) month period (consisting of a total of 1,850 hours per year of dedicated effort). Any person who devotes more or less than 1,850 hours per year on the applicable activities shall be treated as an FTE on a pro-rata basis, based upon the actual number of hours worked by such person on such activities, divided by 1,850. For clarity, the hours spent by temporary workers and contractors on applicable activities may be treated as FTE on a pro-rata basis.

[***] Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

1.31 “FTE Rate” means an initial rate of, (a) with respect to Viracta’s personnel, [***], and (b) with respect to Salubris’ personnel, [***]. Thereafter, the FTE Rate shall be changed annually on a Calendar Year basis to reflect any year- to-year percentage increase or decrease (as the case may be) in (x) with respect to Viracta, the Consumer Price Index for All Urban Consumers for the U.S., as published by the U.S. Department of Labor, Bureau of Labor Statistics, and (y) with respect to Salubris, in the consumer price index as published by the State Bureau of the Statistics of the PRC (such changes based on the change from the most recent applicable index available as of the Effective Date to the most recent applicable index available as of the date of the calculation of such revised FTE Rate).

1.32 “Generic Product” means, with respect to a Product in the Territory, any pharmaceutical product or combination of products that contains the same active ingredient(s) as the Additional Drug(s) included in such Product, which Additional Drug(s) is no longer Covered by any composition of matter patent in the Territory.

1.33 “Governmental Authority” means any national, international, federal, state, provincial, or local government, or political subdivision thereof, or any multinational organization or any authority, agency, or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power, any court or tribunal (or any department, bureau or division thereof, or any governmental arbitrator or arbitral body).

1.34 “Improvement” means any revision, modification, translation, abridgment, condensation, expansion, adaptation, addition, improvement, derivative work, update, or upgrade to the Drug Candidate developed by or on behalf of Salubris during the Term, including any alternative or improved dosage forms of the Drug Candidate or novel formulation technology Developed for the Drug Candidate.

1.35 “Improvement Know-How” means all Know-How Controlled by Salubris or its Affiliates during the Term that Covers any Improvement.

1.36 “Improvement Patent” means all Patents Controlled by Salubris or its Affiliates during the Term that are reasonably necessary or useful to research, develop, make, have made, use, offer for sale, sell, import, or otherwise commercialize any Improvement or the method of manufacture or use of any Improvement.

1.37 “IND” means an investigational new drug application or equivalent application filed with the applicable Regulatory Authority, which application is required to commence human clinical trials in the applicable country.

1.38 “Initial Technology Transfer” has the meaning set forth in Section 2.7(a).

1.39 “Initiation” means, with respect to a clinical trial, the dosing of the first human participant in such clinical trial.

1.40 “Joint Know-How” means all Know-How contained in Joint Inventions.

[***] Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

1.41 “Joint Inventions has the meanings set forth in Section 10.1(b)(ii).

1.42 “Joint Patents” means all Patents that Cover Joint Inventions.

1.43 “JSC” has the meaning set forth in Section 3.1.

1.44 “Know-How” means data (including Data), results, know-how, technology, business information, and information of any type whatsoever, in any tangible or intangible form, including trade secrets, practices, techniques, methods, instructions, processes, inventions, developments, specifications, formulations, formulae, materials, or compositions of matter of any type or kind (patentable or otherwise), software, algorithms, marketing reports, expertise, technology, test data (including pharmacological, biological, chemical, biochemical, toxicological, preclinical, and clinical test data), analytical and quality control data, stability data, other study data and procedures.

1.45 “Licensed Know-How” means all Know-How Controlled by Viracta or its Affiliates as of the Effective Date or during the Term that is reasonably necessary or useful to research, Develop, make, have made, use, offer for sale, sell, import, or otherwise Commercialize any Drug Candidate or any Product, including, for clarity, Viracta’s interest in any and all Joint Know-How.

1.46 “Licensed Patents” means all Patents Controlled by Viracta or its Affiliates in the Territory as of the Effective Date or during the Term that are reasonably necessary or useful to research, Develop, make, have made, use, offer for sale, sell, import, or otherwise Commercialize any Drug Candidate or any Product in the Territory, including, for clarity, Viracta’s interest in any and all Joint Patents. The Licensed Patents existing as of the Effective Date are set forth on Exhibit A attached hereto.

1.47 “Licensed Technology” means the Licensed Patents, the Licensed Know-How, and Viracta’s interest in any and all Joint Inventions.

1.48 “Losses” has the meaning set forth in Section 12.1.

1.49 “Negotiation Period” has the meaning set forth in Section 2.6(b).

1.50 “Net Sales” means, with respect to any Product, the gross amounts invoiced for sales or other dispositions of such Product by or on behalf of Salubris or its Affiliates or Sublicensees to Third Parties (“Gross Sales”), less the following deductions to the extent included in the gross invoiced sales price for such Product or otherwise paid or incurred or allowed and taken by Salubris or its Affiliates or Sublicensees, as applicable, with respect to the sale or other disposition of such Product:

(a) normal and customary trade and quantity discounts actually allowed and taken with respect to sales of such Product;

(b) credits or allowances given or made for rejection, outdating or return of previously sold Products or for retroactive price reductions, and billing errors or due to recalls or government laws or regulations requiring rebates;

[***] Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(c) rebates and chargeback payments, reimbursements, fees, clawbacks, discounts, or similar payments paid or credited to Third Party distributors, wholesalers, pharmacies and other retailers, buying groups, Third Party payers, Governmental Authorities, hospitals, or other institutions or health care organizations;

(d) costs of freight, carrier insurance, and other transportation charges directly related to the distribution of such Product;

(e) taxes, duties, or other governmental charges (including any tax such as a value added or similar tax, other than any taxes based on income) levied on or measured by the billing amount for such Product, as adjusted for rebates and refunds; and

(f) any invoiced amounts (not to exceed two percent (2%) of Gross Sales in any Calendar Quarter, without the right to carry forward to any subsequent Calendar Quarters) not reasonably able to be collected by Salubris or its Affiliates or Sublicensees in each case written off by Salubris or its Affiliates or Sublicensees.

Notwithstanding the foregoing, sales among Salubris, its Affiliates, or Sublicensees shall not be included in the calculation of Net Sales, unless the purchaser is an end user of the Product. The supply of reasonable quantity of Product as samples for charitable or promotional purposes or for use in non-clinical or clinical trials or any test or other studies reasonably necessary to comply with any Applicable Laws in the industry shall not be included in the computation of Net Sales, except to the extent the recipient is charged for such Products an amount greater than the fully burdened cost to provide such Products.

In no event will any particular amount identified above be deducted more than once in calculating Net Sales. Net Sales will be calculated in a manner consistent with Salubris’ accounting policies for external reporting purposes, as consistently applied, in accordance with the International Financial Reporting Standards (IFRS) and guidelines and interpretations issued by the International Accounting Standards Board (or any predecessor and successor thereof), in force from time to time.

If a Combination Product is sold in the Territory, the Net Sales with respect to such Combination Product in the Territory shall be determined by [***]. If the Parties cannot agree on such relative values, the Parties shall resolve such Disputed Matter pursuant to Article 15.

1.51 [***].

1.52 “NPC” means nasopharyngeal carcinoma.

1.53 “Patents” means (a) all patents, certificates of invention, applications for certificates of invention, priority patent filings, provisional applications and patent applications, and (b) any renewals, divisions, continuations (in whole or in part), or requests for continued examination of any of such patents, certificates of invention and patent applications, and any and all patents or certificates of invention issuing thereon, and any and all reissues, reexaminations, extensions, supplementary protection certificates, divisions, renewals, substitutions, confirmations, registrations, revalidations, revisions, and additions of or to any of the foregoing.

[***] Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

1.54 “Pharmacovigilance Agreement” has the meaning set forth in Section 5.3.

1.55 “Pre-existing Partner” means NantKwest, Inc.

1.56 “Pre-existing Partner Agreement” means the license agreement between Viracta and the Pre-existing Partner dated May 1, 2017.

1.57 “Product” means a Core Product or a Combination Product.

1.58 “Product Infringement” has the meaning set forth in Section 10.3(a).

1.59 “Registration Trial” means a clinical trial of a Product involving a sufficient number of subjects that prior to commencement of such trial or at any other defined point in such trial (a) is designed to (i) establish that the applicable Product is safe and efficacious for its intended use, and (ii) define and determine warnings, precautions, and adverse reactions that are associated with such Product in the dosage range to be prescribed, which trial is intended to support Regulatory Approval of such Product in the Territory, and (b) is or becomes sufficient for filing an application for Regulatory Approval for such Product in the Territory, as evidenced by an agreement with or statement from the CNDA.

1.60 “Regulatory Approval” means, with respect to a Product in any country or jurisdiction, all approvals (including, where required, pricing and reimbursement approvals), registrations, licenses, or authorizations from the relevant Regulatory Authority in a country or jurisdiction that is specific to a Product and necessary to market and sell such Product in such country or jurisdiction.

1.61 “Regulatory Authority” means, in a particular country or regulatory jurisdiction, any applicable Governmental Authority involved in granting Regulatory Approval or, to the extent required in such country or regulatory jurisdiction, pricing or reimbursement approval of a Product in such country or regulatory jurisdiction, including the CNDA.

1.62 “Regulatory Exclusivity” means any exclusive marketing rights or data exclusivity rights conferred by the CNDA in the Territory with respect to a Product, other than Patents.

1.63 “Regulatory Filings” means all applications, filings, submissions, approvals, licenses, registrations, permits, notifications, and authorizations (or waivers) with respect to the testing, Development, manufacture, or Commercialization of any Product made to or received from any Regulatory Authority in a given country or jurisdiction.

1.64 “ROFN Product” has the meaning set forth in Section 2.6(b).

1.65 “Royalty Term” has the meaning set forth in Section 8.6(b).

1.66 “Safety Data” means data related solely to any adverse drug experiences and serious adverse drug experience as such information is reportable to Regulatory Authorities. Safety Data also includes “adverse events”, “adverse drug reactions”, and “unexpected adverse drug reactions” as defined in the ICH Harmonised Tripartite Guideline for Clinical Safety Data Management: Definitions and Standards for Expedited Reporting.

[***] Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

1.67 “Salubris Indemnitees” has the meaning set forth in Section 12.1.

1.68 “SEC” means the U.S. Securities and Exchange Commission, or any successor entity, or its foreign equivalent, as applicable.

1.69 “Second Closing” has the meaning set forth in Section 8.1.

1.70 “Series C Preferred Stock Purchase Agreement” means that certain Series C Preferred Stock Purchase Agreement to be entered into between the Parties on substantially the terms of the Series C Preferred Stock Financing Term Sheet attached hereto as Exhibit B.

1.71 “Sublicense Consideration” means [***].

1.72 “Sublicensee” means a Third Party to whom Salubris grants a sublicense under the licenses granted to Salubris under Section 2.1, beyond the mere right to purchase Products from Salubris and its Affiliates, and excluding contract manufacturers, wholesalers, and full- service distributors and other similar physical distributors that do not promote the sale of the Product.

1.73 “Term” means the term of this Agreement, as determined in accordance with Section 14.1.

1.74 “Territory” means the People’s Republic of China, excluding Hong Kong, Macau, and Taiwan.

1.75 “Third Party” means any person or entity other than Viracta or Salubris or their Affiliates.

1.76 “Valid Claim” means a claim of an issued and unexpired patent that has not been revoked or held unenforceable, unpatentable, or invalid by a decision of a court or other governmental agency of competent jurisdiction that is not appealable or has not been appealed within the time allowed for appeal, and that has not been abandoned, disclaimed, denied, or admitted to be invalid or unenforceable through reissue, re-examination, disclaimer, or otherwise.

1.77 “Viracta Indemnitees” has the meaning set forth in Section 12.1.

ARTICLE 2

LICENSE GRANTS

2.1 License Grant to Salubris. Subject to the terms and conditions of this Agreement, Viracta hereby grants to Salubris:

(a) an exclusive, royalty-bearing license, with the right to grant sublicenses (through multiple tiers) in accordance with Section 2.2, under the Licensed Technology to research, Develop, use, make, have made, sell, offer for sale, have sold, import, and otherwise Commercialize Products in the Field in the Territory;

[***] Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(b) an exclusive license, with the right to grant sublicenses (through multiple tiers) in accordance with Section 2.2, under the Licensed Technology to make and have made the Drug Candidate for use solely as a component of the Products in the Field in the Territory and to offer for sale, sell, use, import and otherwise Commercialize the Drug Candidate solely as a component of the Products in the Field in the Territory; and

(c) a non-exclusive license, with the right to grant sublicenses (through multiple tiers) in accordance with Section 2.2, under the Licensed Technology to make and have made Products, including the Drug Candidate as a component of the Products, outside the Territory for use and Commercialization solely within the Territory in accordance with the license granted in the foregoing subsection (a).

For clarity, the foregoing licenses do not include the right for Salubris to (i) research, Develop, use, offer for sale, sell, have sold, or otherwise Commercialize the Drug Candidate on a stand-alone basis in the Territory or in any manner other than as part of a Product in the Territory, or (ii) research, Develop, make, have made, use, offer for sale, sell, have sold, otherwise Commercialize or export the Drug Candidate in any manner outside of the Territory (except for making and having made the Product outside the Territory and importing the Product into the Territory for use in accordance with the license granted in Section 2.1(a)).

2.2 Sublicenses. Salubris shall have the right to grant sublicenses (through multiple tiers) under the licenses in Sections 2.1 to its Affiliates and Third Parties. Each sublicense shall be consistent with the terms and conditions of this Agreement, and Salubris shall remain primarily responsible for the performance of its obligations hereunder and for each of its Sublicensees’ compliance with the relevant terms of this Agreement. Salubris shall, within [***] days after granting any sublicense to a Third Party, notify Viracta of the grant of such sublicense and provide Viracta with a true, complete and legible copy of such sublicense agreement and each amendment thereto, provided that Salubris may redact from such agreement or amendment any financial or other confidential or proprietary terms.

2.3 Viracta Retained Rights. Viracta hereby expressly reserves the right to practice the Licensed Technology outside the scope of the license granted to Salubris under Sections 2.1(a) and 2.1(b) and to fulfill its rights and obligations under this Agreement. Viracta shall ensure that any sale of the Drug Candidate in combination with another pharmaceutical or biological product in the Territory in exercise of Viracta’s retained rights hereunder shall be made only as a single package wherever possible, and, where not possible, packaged separately but sold together for a single price; and, in no event in the exercise of Viracta’s retained rights hereunder shall the Drug Candidate and another pharmaceutical or biological product be sold separately at separate prices in the Territory.

2.4 License Grant to Viracta. Subject to the terms and conditions of this Agreement, Salubris hereby grants to Viracta a (i) fully paid-up, exclusive license, with the right to sublicense (through multiple tiers) as provided in the following sentence, under the Improvement Know-How and Improvement Patents solely to research, develop, use, make, have made, sell, offer for sale, have sold, import, and otherwise commercialize the Drug Candidate and the Improvements outside of the Territory and (ii) fully paid-up, non-exclusive license, with the right to sublicense (through multiple tiers) as provided in the following sentence, under the Improvement Know-How and Improvement Patents solely to research, develop, use, make, have made, sell, offer for sale, have sold, import, and otherwise commercialize the Drug Candidate and the Improvements within the Territory solely with respect to products that are not Products. Viracta shall have the right to grant sublicenses under the license granted in this Section 2.4 without Salubris’ consent, provided, however, that Viracta shall send a written notice to Salubris for Salubris’ information if such sublicense is granted to a Third Party.

[***] Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

2.5 No Implied Licenses. Except as set forth in this Agreement, neither Party shall acquire any license or other intellectual property interest, by implication or otherwise, under or to any Patents, Know-How, or other intellectual property Controlled by the other Party.

2.6 Exclusivity. Notwithstanding anything to the contrary in this Agreement:

(a) Except to the extent mutually agreed by the Parties and set forth in the Development Plan, Viracta shall not, and shall ensure that its Affiliates do not, engage in, independently or through or with any Third Party (including by licensing or enabling any Third Party to engage in), any research, development, manufacture, or commercialization of the Drug Candidate in the Territory either on a stand-alone basis or in combination with any Antiviral Drug, with or without any Additional Drug; provided, that this Section 2.6(a) does not apply to the rights granted to the Pre-Existing Partner under the Pre-Existing Partner Agreement.

(b) If, at any time during the Term, Viracta or its Affiliate determines to commence term sheet or other discussions with a Third Party with respect to a possible license, collaboration, or other agreement relating to the development or commercialization in the Territory of the Drug Candidate in combination with a pharmaceutical or biologic product that is available as a Generic Product (i.e., the Drug Candidate in combination with an Additional Drug(s) which is a Generic Product, but not including an Antiviral Drug) (such combination, a “ROFN Product”), Salubris shall have a right of first negotiation to obtain a license to develop, manufacture and commercialize the ROFN Product in the Territory in accordance with this Section 2.6(b). Viracta shall promptly (but in any event at least [***] days before commencing discussions with a Third Party) give written notice to Salubris of Viracta’s determination to commence such term sheet or other discussions with a Third Party. Salubris may exercise its right of first negotiation for such ROFN Product by providing written notice to Viracta within [***] days after the receipt of such written notice from Viracta. If Salubris exercises such right of first negotiation, then for a period of [***] days or such longer time period as the Parties may agree upon in writing (the “Negotiation Period”), Viracta shall negotiate in good faith and exclusively with Salubris the terms and conditions of an agreement pursuant to which Salubris would have the right to develop, manufacture and commercialize such ROFN Product in the Territory. If Salubris does not exercise such right of first negotiation, or if the Parties fail to enter into such an agreement on or before the expiration of the Negotiation Period, then Viracta shall be free to commence discussions and enter into a license or other agreement for the development or commercialization of such ROFN Product with any Third Party; provided, however, that (i) for a period of [***] after the expiration of the Negotiation Period, neither Viracta nor its Affiliate shall have the right to enter into any agreement with a Third Party to develop or commercialize such ROFN Product in the Territory on terms that are more favorable to such Third Party than the most favorable terms proposed by Viracta to Salubris during the Negotiation Period, (ii) if Viracta or its Affiliate is interested in offering such more favorable terms to a Third Party during such [***] period, Viracta shall first offer such more favorable terms to Salubris, (iii) if, within [***] days thereafter, Salubris gives written notice to Viracta that Salubris is interested in such more favorable terms, Viracta shall negotiate in good faith with Salubris during

[***] Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

an additional negotiation period of [***] days or such longer time period as the Parties may agree upon in writing, an agreement pursuant to which Salubris would have the right to develop, manufacture and commercialize such ROFN Product in the Territory on such terms (or such other terms as may be agreed upon by the Parties), and (iv) during such [***] period and the additional [***] negotiation period (or such longer period of time as the Parties may agree) neither Viracta nor its Affiliate shall negotiate or enter into any agreement with a Third Party to develop or commercialize such ROFN Product in the Territory.

2.7 Technology Transfer.

(a)	Disclosure of Licensed Know-How.

(i) Promptly after the Effective Date, Viracta shall (A) transfer to Salubris all regulatory, clinical, and non-clinical data, and supporting CMC documentation, and (B) disclose to Salubris all Licensed Know-How, in each case (A) and (B) as may be reasonably useful or necessary for Salubris to Develop the Product, manufacture the Drug Candidate, and/or establish and validate commercial scale manufacturing capabilities for the Drug Candidate, and in each case Controlled by Viracta as of the Effective Date. Salubris acknowledges that certain manufacturing data and supporting CMC documentation will not be available prior to the completion by Viracta of its planned 2019 manufacturing optimization and scale-up project, and that such data and documentation will be provided by Viracta to Salubris promptly following the completion of such project pursuant to subsection (ii) below.

(ii) Promptly following the completion by Viracta of its planned 2019 manufacturing optimization and scale-up project, or at such other date mutually agreed by the Parties, Viracta shall (A) transfer to Salubris, to the extent not transferred pursuant to subsection (i) above, any manufacturing data and supporting CMC documentation, and (B) disclose to Salubris, to the extent not disclosed pursuant to subsection (i) above, all Licensed Know-How, in each case (A) and (B) as may be reasonably useful or necessary for Salubris to Develop the Product, manufacture the Drug Candidate, and/or establish and validate commercial scale manufacturing capabilities for the Drug Candidate, and in each case Controlled by Viracta at the time of completion of its planned 2019 manufacturing optimization and scale-up project (or such other date mutually agreed by the Parties) (the completion of both subsections (i) and (ii), the “Initial Technology Transfer”).

(iii) The Initial Technology Transfer shall be without additional compensation except as provided in subsection (b) below. Viracta shall confirm in writing to Salubris when the Initial Technology Transfer is complete. Thereafter, on a Calendar Quarter basis, Viracta shall, without additional compensation except as provided in Section 2.7(b), disclose and make available to Salubris all Licensed Know-How that comes into existence after the Initial Technology Transfer date and that was not previously provided to Salubris. Upon Salubris’ request, Viracta shall provide technical assistance and cooperation to Salubris and its designee(s) receiving any such Licensed Know-How in the use and understanding of such Licensed Know-How as may be reasonably necessary or useful to manufacture Drug Candidate in the Territory, including through the performance of on-site trainings.

[***] Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(b) Technology Transfer Costs. Salubris shall reimburse Viracta for its reasonable, out-of-pocket costs, including payments to consultants, incurred in connection with executing the technology transfer and providing technical assistance and cooperation pursuant to the foregoing subsection (a) (the “Technology Transfer Costs”), but shall not otherwise be obligated to pay for any technology transfer or technical assistance or cooperation provided by Viracta pursuant to the foregoing subsection (a). Salubris shall be entitled to credit up to [***] of the Technology Transfer Costs paid by Salubris to Viracta pursuant to this Section 2.7(b) against the milestone payment for milestone event #1 under Section 8.3(a).

(c) Disclosure of Improvement Know-How. During the Term, on a Calendar Quarter basis, Salubris shall, without additional compensation except for cost reimbursement as provided below, disclose and make available to Viracta all Improvement Know-How that comes into existence and that was not previously provided to Viracta. Upon Viracta’s request, Salubris shall provide technical assistance and cooperation to Viracta and its designee(s) receiving any such Improvement Know-How in the use and understanding of such Improvement Know-How as may be reasonably necessary or useful to manufacture Drug Candidate in the Territory, including through the performance of on-site trainings. Viracta shall reimburse Salubris for its reasonable, out-of-pocket costs, including payments to consultants, incurred in connection with executing the technology transfer and providing technical assistance and cooperation pursuant to this Section 2.7(c), but shall not otherwise be obligated to pay for any technology transfer or technical assistance or cooperation provided by Salubris pursuant to this subsection (c).

ARTICLE 3

GOVERNANCE

3.1 Joint Steering Committee. Within [***] days of the Effective Date, the Parties shall establish a joint steering committee (the “JSC”), composed of two (2) senior employees of each Party, to oversee and guide the coordination of the Parties under this Agreement. The JSC shall act as a joint consultative body and, to the extent expressly provided herein, a joint decision-making body. The JSC shall in particular:

(a) review and discuss the strategy and progress of the Development of the Product in the Territory and oversee implementation of the Development Plan;

(b) monitor regulatory actions and pharmacovigilance and safety matters for the Product;

[***] Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(c) review and discuss Development outside the Territory;

(d) review and discuss Commercialization activities in the Territory and outside the Territory;

(e) oversee and facilitate the Parties’ communications and activities with respect to publications under Section 13.4;

(f) establish joint subcommittees as it deems necessary or advisable to further the purpose of this Agreement; and

(g) perform such other functions as appropriate to further the purposes of this Agreement, as expressly set forth in this Agreement or allocated to it by the Parties’ written agreement, including providing financial oversight of the activities conducted pursuant to this Agreement.

3.2 JSC Membership and Meetings.

(a) Committee Members. Each JSC representative shall have appropriate knowledge and expertise and sufficient seniority within the applicable Party to make decisions arising within the scope of the JSC’s responsibilities. Each Party may replace its representatives on the JSC on written notice to the other Party, but each Party shall strive to maintain continuity in the representation of its JSC members. Each Party shall appoint one its JSC representatives to be a co-chairperson of the JSC. The co-chairpersons shall prepare and circulate agendas to JSC members at least [***] days before each JSC meeting and shall direct the preparation of reasonably detailed minutes for each JSC meeting, which shall be approved by the co- chairpersons and circulated to JSC members within [***] days after such meeting. The Parties shall determine their respective initial members of the JSC within [***] days following the Effective Date.

(b) Meetings. The JSC shall hold meetings at such times as it elects to do so, but in no event shall meetings of the JSC be held less frequently than once every [***] months prior to obtaining the first Regulatory Approval of a Product in the Territory. The first JSC meeting shall be held within [***] days after the Effective Date, at which meeting the dates for the first Calendar Year shall be set. JSC meetings may be held in person or by audio or video teleconference, or any combination thereof. In-person JSC meetings shall be held at locations selected by Salubris. Each Party shall be responsible for all of its own expenses of participating in any JSC meeting, except that Salubris shall reimburse Viracta for any reasonable, out-of-pocket costs incurred by Viracta in attending such meetings. No action taken at any JSC meeting shall be effective unless at least one (1) representative of each Party is participating. In addition, upon written notice to the other Party, either Party may request that a special ad hoc meeting of the JSC be convened for the purpose of resolving any disputes in connection with, or for the purpose of reviewing or making a decision pertaining to any material subject-matter within the scope of the JSC, the review or resolution of which cannot be reasonably postponed until the following scheduled JSC meeting. Such ad hoc meeting shall be convened at such time as may be mutually agreed by the Parties, but no later than [***] days following the notification date of request that such meeting be held.

[***] Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(c) Non-Member Attendance. Each Party may from time to time invite a reasonable number of participants, in addition to its representatives, to attend JSC meetings in a non-voting capacity; provided that if either Party intends to have any Third Party (including any consultant) attend such a meeting, such Party shall provide reasonable prior written notice to the other Party and obtain the other Party’s approval for such Third Party to attend such meeting, which approval shall not be unreasonably withheld or delayed. Such Party shall ensure that such Third Party is bound by written confidentiality and non-use obligations consistent with the terms of this Agreement.

3.3 Decision-Making.

(a) All decisions of the JSC shall be made by unanimous vote, with each Party’s representatives collectively having one (1) vote. If after reasonable discussion and good faith consideration of each Party’s view on a particular matter subject to the decision of the JSC, the representatives of the Parties cannot reach an agreement as to such matter within [***] business days after such matter was brought to the JSC for resolution, then either Party at any time may refer such issue to the Executive Officers for resolution.

(b) If the Executive Officers cannot resolve such matter within [***] business days after such matter has been referred to them, then:

(i) Viracta shall have final decision making authority, which shall be exercised in its reasonable discretion, with respect to [***];

(ii) Salubris shall have final decision making authority, which shall be exercised in its reasonable discretion, with respect to [***].

(iii) Neither Party shall have final decision making authority with respect to matters not covered by Sections 3.3(b)(i) or (ii), and the status quo shall persist with respect to such matter unless and until the Parties agree.

3.4 Limitations on Authority. The JSC shall have only such powers as are expressly assigned to it in this Agreement, and such powers shall be subject to the terms and conditions of this Agreement. Without limiting the generality of the foregoing, the JSC will not have the power to amend this Agreement or waive any provision of this Agreement, and no JSC decision may be in contravention of any terms and conditions of this Agreement.

3.5 Discontinuation of the JSC. The activities to be performed by the JSC shall solely relate to governance under this Agreement, and are not intended to be or involve the delivery of services. The JSC shall continue to exist until the Parties mutually agree to disband the JSC. Thereafter, each Party shall designate a contact person for the exchange of information under this Agreement or such exchange of information shall be made through the Alliance Managers, and decisions of the JSC shall be decisions as between the Parties, subject to the other terms and conditions of this Agreement.

[***] Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

3.6 Alliance Managers. Promptly after the Effective Date, each Party shall appoint an individual who shall be an employee of such Party having appropriate qualification and experience to act as the alliance manager for such Party (the “Alliance Manager”). Each Alliance Manager shall be responsible for coordinating and managing processes and interfacing between the Parties on a day-to-day basis throughout the Term. The Alliance Manager will ensure communication to the JSC of all relevant matters raised at any joint subcommittees and project teams. Each Alliance Manager shall be permitted to attend meetings of the JSC, as appropriate and as non-voting participants. The Alliance Managers shall be the primary contact for the Parties regarding the activities contemplated by this Agreement and shall facilitate all such activities hereunder. Each Party may replace its Alliance Manager with an alternative representative at any time with prior written notice to the other Party. Any Alliance Manager may designate a substitute to temporarily perform the functions of that Alliance Manager. Each Party shall bear its own costs of its Alliance Manager.

ARTICLE 4

DEVELOPMENT

4.1 Overview. Salubris shall have the sole and exclusive right and responsibility, at its own expense, for all aspects of the Development of the Products in the Field in the Territory.

4.2 Development Program and Plan. The Development of the Product in the Field in the Territory (the “Development Program”) shall be conducted pursuant to a written Development plan (the “Development Plan”), which shall be incorporated by reference as part of this Agreement. The Development Plan shall set forth the timeline and details of the Development activities to be conducted by Salubris necessary to generate Data sufficient to meet the requirements of the CNDA for the applicable indication(s), including clinical trials to be conducted solely for the benefit of Field in the Territory and clinical trial arms conducted in the Field in the Territory by Salubris as part of a global clinical trial coordinated by Viracta. From time to time during the Term (at least on an annual basis), the JSC shall prepare updates and amendments, as appropriate, to the then-current Development Plan. If the terms of the Development Plan contradict, or create inconsistencies or ambiguities with, the terms of this Agreement, then the terms of this Agreement shall govern.

4.3 Joint Development Work. The Development Plan shall also set forth the timeline and details of all Development activities to be conducted jointly by the Parties. The costs of Development work conducted jointly by the Parties shall be allocated between the Parties as set forth in Section 8.2, with Salubris being solely responsible for all Development Costs arising from joint Development work conducted in the Field in the Territory, and Viracta being solely responsible for all Development Costs arising from joint Development work conducted outside the Territory; provided, however, that if Salubris instructs Viracta to conduct any Development activities outside the Territory to support an application for or maintenance of Regulatory Approval of the Product in the Field in the Territory, Salubris shall be responsible for all Development Costs arising from such Development work conducted outside the Territory to the extent such work outside the Territory would not have been undertaken by Viracta but for the request of Salubris.

4.4 Diligence. Salubris shall use Commercially Reasonable Efforts to Develop and seek Regulatory Approval for such Products in the Field in the Territory as Salubris determines are commercially feasible. Without limiting the generality of the foregoing, Salubris will use Commercially Reasonable Efforts to conduct the studies, including safety studies and clinical trials,

[***] Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

that are necessary in connection with seeking to obtain Regulatory Approval of at least one (1) Product in the Territory, at Salubris’ discretion in accordance with the Development Plan. In the event any Development Program activities are assigned to Viracta in the Development Plan for Development in the Field for the Territory, Viracta shall use Commercially Reasonable Efforts to conduct such activities in accordance with the Development Plan, subject to Section 8.2.

4.5 Data Use and Exchange. Each Party, its Affiliates, licensees and sublicensees for the Drug Candidate shall have the right to use and reference, without additional consideration, any and all Data generated pursuant to Development work conducted by or on behalf of the other Party or Controlled by the other Party for the purposes of obtaining and maintaining Regulatory Approval of and otherwise Commercializing (a) the Product within the Field and within the Territory, in the case of Salubris or (b) the Drug Candidate or any product containing the Drug Candidate outside the Field within the Territory, or outside the Territory, in the case of Viracta, its Affiliates, licensees and sublicensees for the Drug Candidate. At each regularly scheduled JSC meeting, each Party shall update the JSC regarding the status, progress, and results of its Development activities for the Product. In addition, after the completion of any clinical trial or other study of the Product, the Party responsible for the conduct of such clinical trial or study shall in a timely manner provide the other Party with the Data generated from such trial or study.

ARTICLE 5

REGULATORY

5.1 Regulatory Responsibilities. Salubris shall own all Regulatory Filings and Regulatory Approvals for the Products in the Field in the Territory, and shall be solely responsible for preparing any and all Regulatory Filings for the Product in the Field in the Territory at its expense. Viracta shall assist Salubris in connection with the preparation and filing of such Regulatory Filings, at Salubris’ reasonable request and expense.

5.2 Regulatory Filing Transfer and Right of Reference.

(a) Transfer. Viracta shall provide to Salubris copies of all Regulatory Filings and Data for the Drug Candidate and Product Controlled by Viracta, in each case necessary or useful for Salubris to file an IND or application for Regulatory Approval for the Product in the Field in the Territory. For the avoidance of doubt, Salubris may use all such Regulatory Filings and Data to seek, obtain, and maintain Regulatory Approval of the Product in the Field in the Territory. Salubris shall provide to Viracta copies of all Regulatory Filings and Data for the Product Controlled by Salubris, in each case necessary or useful for Viracta to file an IND or application for Regulatory Approval for the Drug Candidate or a product containing the Drug Candidate outside the Field in the Territory or outside the Territory. For the avoidance of doubt, Viracta may use all such Regulatory Filings and Data to seek, obtain, and maintain Regulatory Approval of the Product outside the Field in the Territory or outside the Territory.

(b) Right of Reference. Viracta hereby grants to Salubris, its Affiliates and sublicensees for the Drug Candidate a right of reference to all Regulatory Filings pertaining to the Drug Candidate and Product submitted by or on behalf of Viracta, its Affiliates, licensees and sublicensees for the Drug Candidate outside the Field in the Territory or outside the Territory. For the avoidance of doubt, Salubris, its Affiliates and sublicensees for the Drug Candidate may use

[***] Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

such right of reference to seek, obtain, and maintain Regulatory Approval of the Products in the Territory. Salubris hereby grants to Viracta, its Affiliates, licensees and sublicensees for the Drug Candidate a right of reference to all Regulatory Filings pertaining to the Drug Candidate and Product submitted by or on behalf of Salubris in the Territory. For the avoidance of doubt, Viracta, its Affiliates, licensees and sublicensees for the Drug Candidate may use such right of reference to seek, obtain, and maintain Regulatory Approval of the Products or Drug Candidate outside the Territory or outside the Field in the Territory.

5.3 Adverse Event Reporting; Pharmacovigilance Agreement. As soon as reasonably practicable after the Effective Date, the Parties shall enter into a pharmacovigilance agreement setting forth the pharmacovigilance procedures for the Parties with respect to the Drug Candidate and Product, such as Safety Data sharing, adverse events reporting, and safety signal and risk management (the “Pharmacovigilance Agreement”), which agreement shall be amended by the Parties from time to time as necessary to comply with any changes in Applicable Laws or any guidance received from Regulatory Authorities. Such procedures shall be in accordance with, and enable the Parties to fulfill, local and national regulatory reporting obligations under Applicable Laws (including, to the extent applicable, those obligations contained in ICH guidelines) to monitor patients’ safety. Viracta has established, and shall continue to hold (either by itself or through a vendor engaged by Viracta), a global safety database for the Drug Candidate and Products, and shall maintain such global safety database for so long as the Drug Candidate is under Development or Commercialization by the Parties. Viracta shall bear the costs associated with maintaining such database and preparing reports for outside the Territory. Salubris shall maintain, and bear the costs associated with maintaining, its own safety database for the Drug Candidate and Products in the Territory and shall provide all Safety Data, including adverse event reports, in such database to Viracta in accordance with the Pharmacovigilance Agreement. Viracta shall ensure that each Party is able to access the data from the global safety database in order to meet legal and regulatory obligations. Each Party shall be primarily responsible for reporting quality complaints, adverse events, and Safety Data related to the Drug Candidate and Product to any necessary Regulatory Authorities in its territory, and responding to safety issues and to all requests of Regulatory Authorities related to the Drug Candidate and Product, in each case at its own cost. Each Party agrees to comply with its respective obligations under the Pharmacovigilance Agreement and to cause its Affiliates, licensees, and sublicensees to comply with such obligations.

5.4 No Harmful Actions. If a Party reasonably believes that the other Party is taking or intends to take any action with respect to the Drug Candidate or a Product that could reasonably be expected to have a material adverse impact upon the regulatory status of a Product in the first Party’s territory (or in case of Viracta, outside the Field in the Territory), then such Party may bring the matter to the attention of the JSC and the Parties shall discuss in good faith to promptly resolve such concern.

5.5 Notification of Threatened Action. Each Party shall notify the other Party within [***] of any information it receives regarding any threatened or pending action, inspection, or communication by any Regulatory Authority which may adversely affect the safety or efficacy claims of any Product or the continued Development or Commercialization of any Product. Upon receipt of such information, the Parties shall promptly consult with each other in an effort to arrive at a mutually acceptable procedure for taking appropriate action.

[***] Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

ARTICLE 6

COMMERCIALIZATION

(d) Overview. Salubris shall have the sole and exclusive right and responsibility, at its own expense, for all aspects of the Commercialization of the Products in the Field in the Territory, including (a) developing and executing a commercial launch and pre-launch plan, (b) marketing and promotion, (c) booking sales and distribution and performance of related services, (d) handling all aspects of order processing, invoicing and collection, inventory and receivables, (e) providing customer support, and (f) conforming its practices and procedures to Applicable Laws relating to the promotion, sales and marketing, access, and distribution of the Product in the Territory.

6.1 Commercial Diligence. Salubris shall use Commercially Reasonable Efforts to launch and Commercialize such Products in the Field in the Territory as Salubris determines are commercially feasible and for which Regulatory Approval has been obtained in the Field in the Territory.

ARTICLE 7

MANUFACTURING

7.1 Manufacture and Supply.

(a) Salubris shall have the right to manufacture and supply, itself or through a Third Party contract manufacturer, (i) all Drug Candidate and Product for use in the Development and Commercialization of the Product in the Field in the Territory under this Agreement, and (ii) Drug Candidate to Viracta, its Affiliates, and any Third Party licensee, collaborator, or other Third Party (other than the Pre-existing Partner) (“Viracta Licensee”) to which Viracta or its Affiliate, subject to and without violating the terms of Section 2.6(a) or Section 2.6(b), has granted or grants any license or other right to develop or commercialize in the Territory any ROFN Product or other combination therapy product that includes the Drug Candidate, pursuant to any supply agreements that Salubris may enter into with Viracta or any such Affiliate or Viracta Licensees as set forth in subsection (b) below.

(b) Viracta hereby agrees that, as long as Salubris (i) has established and validated manufacturing capabilities for Drug Candidate with sufficient production capacity, (ii) has obtained the necessary approvals from the applicable Regulatory Authorities for the manufacture of the Drug Candidate in the Territory, and (iii) is able to supply the Drug Candidate at [***] , Salubris shall have the exclusive right to supply the Drug Candidate in the Territory and Viracta shall require that its Affiliates and Viracta Licensees agree in writing to purchase exclusively from Salubris all of their respective requirements of the Drug Candidate for use in the development and commercialization of any ROFN Product or other combination therapy product in the Territory (other than to the Pre-existing Partner as supplied by Viracta), unless a waiver is granted by Salubris in its reasonable discretion. Viracta shall cause each such Affiliate and/or Viracta Licensee, as applicable (other than the Pre-existing Partner as supplied by Viracta), unless a waiver is granted by Salubris in its reasonable discretion, to negotiate with Salubris in good faith and enter into a supply agreement with Salubris governing the terms of such exclusive manufacture and supply of the Drug Candidate by Salubris.

[***] Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(c) Salubris shall also have the right to elect to have Viracta supply the Drug Candidate (either the active ingredient or formulated product, as elected by Salubris) to Salubris for use by Salubris in connection with its Development activities under this Agreement. If Salubris so elects for Viracta to supply Drug Candidate, the Parties shall negotiate in good faith the terms of a Development supply agreement, together with a quality agreement, on reasonable and customary terms to be entered into by the Parties as soon as reasonably practicable after Salubris’ election (“Development Supply Agreement”). Such Development Supply Agreement shall provide that (i) the transfer price for all Drug Candidate supplied by Viracta to Salubris will be set at [***], (ii) Viracta shall supply the Drug Candidate to Salubris on a timely basis in accordance with the terms of such agreement, and (iii) Viracta shall source such Drug Candidate supply either from a facility owned by Viracta or from a reputable, qualified, and certified Third Party.

ARTICLE 8

FINANCIAL PROVISIONS

8.1 License Grant Equity Consideration. In partial consideration of the rights and licenses granted by Viracta to Salubris under this Agreement, Salubris shall purchase, or lead a syndicate with joint investors approved by Viracta (such approval not to be unreasonably withheld) to purchase, ten million dollars ($10,000,000) of Series C Preferred Stock of Viracta on the terms and conditions of the Series C Preferred Stock Purchase Agreement, in a first closing of two million dollars ($2,000,000) as soon as reasonably practicable following the Effective Date and no later than November 30, 2018 (the “First Closing”) and in a second closing of eight million dollars ($8,000,000) as soon as reasonably practicable following the First Closing, but in no event later than December 31, 2018 (the “Second Closing”); provided, however, that the Second Closing date shall be extended by up to sixty (60) days (or such longer period of time as the Parties agree) in the event this Agreement becomes subject to review by the Committee on Foreign Investment in the U.S. (CFIUS).

8.2 Development Costs. Salubris shall pay in advance on a quarterly basis the estimated Development Costs for Viracta to conduct Development Program activities that may be requested by Salubris for Development activities in the Territory for the ensuing Calendar Quarter. On a quarterly basis, Viracta will provide disclosure of actual costs incurred and any underpayment or overpayment will be reconciled by the Parties at the time of determining the estimated Development Cost advance payment by Salubris to Viracta for the next quarter and paid promptly thereafter, or if no such payment is anticipated, then Viracta will promptly refund to Salubris any overpayment amount or Salubris will promptly pay any underpayment to Viracta. For clarity, the Parties acknowledge that as of the Effective Date it is not intended that Salubris will conduct any Development activities for outside the Territory, and accordingly, as of the Effective Date, it is not intended by the Parties that any Development Costs incurred by Salubris will be reimbursable by Viracta.

8.3 Development Milestones.

(a) Development Milestone Payments. Subject to the remainder of this Section 8.3, Salubris shall pay to Viracta the one-time, non-refundable, non-creditable payments set forth in the table below upon the first achievement of the applicable milestone event, whether by or on behalf of Salubris or its Affiliates or Sublicensees or Viracta or its Affiliates.

[***] Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Milestone Event	Milestone Payment
[***]	$[***]
[***]	$[***]
[***]	$[***]
[***]	$[***]
TOTAL	$[***]

With respect to the first milestone payment set forth in this Section 8.3(a), Salubris shall use Commercially Reasonable Efforts to perform the manufacture of an engineering batch of the Drug Products within [***] months following the completion of the Initial Technology Transfer.

(b) Notice and Payment. Each Party shall notify the other Party in writing within [***] days after the first achievement of any milestone set forth in this Section 8.3 by such Party or its Affiliates or, in the case of Salubris, Sublicensees. Salubris shall pay to Viracta the applicable development milestone payment within [***] days after the delivery or receipt of such notice.

8.4 Regulatory Milestones.

(a) Regulatory Milestone Payments. Subject to the remainder of this Section 8.4, Salubris shall pay to Viracta the one-time, non-refundable, non-creditable payments set forth in the table below upon the first achievement of the applicable milestone event, whether by or on behalf of Salubris or its Affiliates or Sublicensees.

[***] Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Milestone Event	Milestone Payment
[***]
[***]	$[***]
[***]	$[***]
[***]
[***]	$[***]
[***]	$[***]
[***]
[***]	$[***]
[***]	$[***]
TOTAL	$[***]

For clarity, each payment in this Section 8.4 shall be payable only once upon the first achievement of the applicable milestone event, regardless of the number of times such milestone is subsequently achieved. [***].

Notwithstanding the foregoing, [***].

[***] Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(b) Notice and Payment. Salubris shall notify Viracta in writing within [***] days after the first achievement of any milestone set forth in this Section 8.4. Salubris shall pay to Viracta the applicable regulatory milestone payment within [***] days after the delivery of such notice.

8.5 Net Sales Milestones.

(a) Net Sales Milestone Payments. Salubris shall pay to Viracta the one- time, non-refundable, non-creditable payments set forth in the table below when the annual aggregate Net Sales of all Products in the Territory in any Calendar Year first reach the values indicated in the table below.

Aggregate Net Sales of all Products in the Territory in a Calendar Year	Milestone Payment
[***]
[***]	$[***]
[***]	$[***]
[***]	$[***]
[***]
[***]	$[***]
[***]	$[***]
[***]	$[***]
TOTAL	$[***]

For clarity, each payment in this Section 8.5(a) shall be payable only once upon the first achievement of the applicable milestone event, regardless of the number of times such milestone is subsequently achieved. For further clarity, [***].

Notwithstanding the foregoing, [***].

(b) Notice and Payment. As part of the report in Section 9.1, Salubris shall provide written notice to Viracta if the aggregate Net Sales of all Products in the Territory in any Calendar Year first reach the values set forth in Section 8.5(a) above, and Salubris shall pay to Viracta the corresponding Net Sales milestone payment within [***] days after the end of such Calendar Year.

[***] Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

8.6 Royalties.

(a) Royalty Rates. Subject to the other terms of this Section 8.6, on a Product-by-Product basis during the Royalty Term, Salubris shall make quarterly, non-refundable, non-creditable royalty payments to Viracta on the annual Net Sales of such Product sold in the Territory at the applicable rate set forth below:

Net Sales of a Product in the Territory in a Calendar Year	Royalty Rate
[***]
[***]	[***]%
[***]	[***]%
[***]	[***]%
[***]
[***]	[***]%
[***]	[***]%
[***]	[***]

For clarity, [***].

(b) Royalty Term. The royalty payment obligation under Section 8.6 shall be due during the period of time beginning, on a Product-by-Product basis, upon the First Commercial Sale of such Product in the Territory, and ending upon the latest of (i) on a Product- by-Product basis, expiration of the last Valid Claim within the Licensed Patents (including Joint Patents) in the Territory claiming the composition of matter, the approved formulation, or the manufacture of the Drug Candidate included in such Product, in each case as such Product is Commercialized in the Territory, (ii) on a Product-by-Product basis, the expiration of any Regulatory Exclusivity period in the Territory for such Product, and (iii) ten (10) years following the First Commercial Sale of the first Product in the Territory (the “Royalty Term”).

[***] Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(c) Royalty Reductions.

(i) Competing Product Entry.

(1) If (aa) one or more Competing Products is sold in the Territory by a Third Party other than a Sublicensee during the Royalty Term for any Product, (bb) the First Commercial Sale of such Product in the Territory was more than [***] years before the date of the first commercial launch of such Competing Product in the Territory, and (cc) the Net Sales of such Product in the Territory decreases in any period of four (4) consecutive Calendar Quarters by at least [***] compared to the Net Sales of such Product in the Territory during the prior period of four (4) consecutive Calendar Quarters, then on the going-forward basis the royalty rates provided in Section 8.6(a) for such Product(s) shall be reduced by (xx) [***] of those royalty rates which would otherwise be applicable pursuant to (A) under Section 8.6(a) and (yy) [***] of those royalty rates which would otherwise be applicable pursuant to (B) under Section 8.6(a).

(2) If (aa) one or more Competing Products is sold in the Territory by a Third Party other than a Sublicensee during the Royalty Term for any Product and (bb) the First Commercial Sale of such Product in the Territory was fewer than [***] years before the date of the first commercial launch of such Competing Product in the Territory, then on the going-forward basis the royalty rates provided in Section 8.6(a) for such Product(s) shall be reduced by (xx) [***] of those royalty rates which would otherwise be applicable pursuant to (A) under Section 8.6(a) and (yy) [***] of those royalty rates which would otherwise be applicable pursuant to (B) under Section 8.6(a).

(ii) Third Party Agreements. If Salubris is required pursuant to any agreement entered into by Salubris with a Third Party to pay royalties to such Third Party in consideration for a license or other right to such Third Party’s Patent or Know-How rights that are necessary or reasonably useful for the manufacture or Commercialization of the Drug Candidate or Core Product in the Field in the Territory, Salubris shall be entitled to deduct from any royalties payable under Section 8.6(a) for any Calendar Quarter [***] of the royalties paid to such Third Party pursuant to the terms of such agreement in consideration for such Patent or Know-How rights for such Calendar Quarter. For clarity, no royalties payable to a Third Party in consideration for a license or other right to such Third Party’s Patent or Know- How rights that are necessary or reasonably useful for the manufacture or Commercialization of any Additional Drug may be deducted pursuant to this subsection (ii).

(iii) Royalty Floor. Notwithstanding the foregoing subsections (i) and (ii), with respect to any Product in any Calendar Quarter, the operation of subsection (i) and (ii) above, individually or in combination, shall not reduce by more than [***] the royalties that would otherwise have been due under Section 8.6(a) with respect to Net Sales of such Product in the Territory during such Calendar Quarter. Credits for reductions pursuant to Section 8.6(c) not exhausted in any Calendar Quarter may not be carried into future Calendar Quarters.

8.7 Sublicense Consideration.

(a) Sublicense Consideration Rates. Subject to the terms and conditions of this Agreement, Salubris shall pay to Viracta a portion of any Sublicense Consideration received by Salubris during the Term to the extent that such Sublicense Consideration is directly attributable to the grant of a sublicense under the licenses granted to Salubris under Section 2.1 pursuant to a sublicense agreement executed by Salubris at the applicable rate set forth below determined based on the date of the execution of the applicable sublicense agreement:

[***] Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Time of Execution of the Sublicense Agreement	Sublicense Consideration Rate
[***]	[***]%
[***]	[***]%
[***]	[***]%
[***]	[***]%

(b) Notice and Payment. Salubris shall notify Viracta in writing within [***] days after receiving any Sublicense Consideration, and Sublicense Consideration payments due under this Section 8.7 shall be paid within [***] days after the end of the Calendar Quarter in which Salubris received such Sublicense Consideration. Notwithstanding the foregoing, any milestone payment made by Salubris under this Agreement upon achievement of a milestone event by a Sublicensee will be credited against the portion of the Sublicense Consideration payable under this Section 8.7 resulting from a milestone payment by the Sublicensee to Salubris due as a result of the Sublicensee’s achievement of the same milestone event.

ARTICLE 9

PAYMENT TERMS

9.1 Payments and Reports. Royalty payments due by Salubris to Viracta under Section 8.6 shall be calculated and reported for each Calendar Quarter during the Royalty Term. Royalty payments due under Section 8.6 shall be paid within [***] days after the end of each Calendar Quarter during the Royalty Term. Each payment of royalties due to Viracta shall be accompanied by a statement setting forth the calculation of the amount of Net Sales of each Product in each country in the Territory during the applicable Calendar Quarter in reasonable detail and a calculation of the amount of royalty payment due on such Net Sales for such Calendar Quarter.

9.2 Foreign Exchange. All references to dollars and “$” herein shall refer to U.S. dollars. When conversion of Net Sales from any currency other than U.S. dollars is required, such conversion shall be at the exchange rate equal to the conversion rate for the U.S. dollar for the currency of the country in which the applicable Net Sales were made as published by the Wall Street Journal, Eastern U.S. Edition, averaged over the Calendar Quarter in which the applicable Net Sales were made.

[***] Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

9.3 Payment Method; Late Payments. All payments shall be made by wire transfer of immediately available funds into an account designated by Viracta to Salubris in advance in writing. If Viracta does not receive payment of any sum due to it on or before the due date, the payment shall be subject to a late payment charge from the date due at the annual interest rate of twelve percent (12.0%), or the maximum rate allowable by Applicable Law, whichever is lower. Salubris shall be solely responsible for all wire transfer fees and charges.

9.4 Restrictions on Fund Transfers. In the event that, by reason of Applicable Laws in the Territory, it becomes impossible or illegal, after reasonable efforts by Salubris, for Salubris to transfer, or have transferred on its behalf, payments owed to Viracta hereunder, Salubris will promptly notify Viracta of the conditions preventing such transfer and the Parties will determine the manner in which such payments will be made in good faith.

9.5 Records; Audits. Each Party shall keep, and shall require its Affiliates and, in the case of Salubris, Sublicensees to keep, complete and accurate records pertaining to this Agreement in sufficient detail to permit the other Party to confirm the accuracy of the amount of Development Costs to be reimbursed or shared, achievement of Net Sales milestones, and the amount of royalties and other payments payable under this Agreement. Each Party will keep such books and records for [***] years following the Calendar Year to which they pertain, or such longer period of time as may be required by Applicable Laws. Upon reasonable prior notice and during regular business hours at such place or places where such records are customarily kept, a Party’s records may be inspected on the other Party’s behalf by an independent certified public accountant (the “Auditor”) selected by the auditing Party and reasonably acceptable to the audited Party for the sole purpose of verifying for the auditing Party the accuracy of the financial reports furnished by the audited Party pursuant to this Agreement or of any payments made, or required to be made, to the audited Party pursuant to this Agreement. Before beginning its audit, the Auditor shall execute an undertaking reasonably acceptable to the audited Party by which the Auditor agrees to keep confidential all information reviewed during the audit. Such audits shall be limited to once each Calendar Year and once with respect to records covering any Calendar Quarter. Such auditor shall not disclose the audited Party’s Confidential Information to the other Party, except to the extent such disclosure is necessary to verify the accuracy of the financial reports furnished by the audited Party or the amount of payments to or by the audited Party under this Agreement. In the event that the final result of the inspection reveals an undisputed underpayment or overpayment, the underpaid or overpaid amount shall be settled within [***] days after the Auditor’s report. The auditing Party shall bear the full cost of such audit unless such audit reveals an overpayment to, or an underpayment by, the audited Party of more than ten percent (10%), in which case the audited Party shall reimburse the auditing Party for the costs of such audit within [***] days after receipt of the Auditor’s report.

9.6 Withholding Taxes. Salubris shall be entitled to deduct the amount of any withholding taxes, value-added taxes or other taxes, levies or charges with respect to such amounts, other than United States taxes, payable by Salubris, its Affiliates or Sublicensees, or any taxes required to be withheld by Salubris, its Affiliates or Sublicensees, to the extent Salubris, its Affiliates or Sublicensees pay to the appropriate governmental authority on behalf of Viracta such taxes, levies or charges. Salubris shall use reasonable efforts to minimize any such taxes, levies or charges required to be withheld on behalf of Viracta by Salubris, its Affiliates or Viracta. Salubris promptly shall deliver to Viracta proof of payment of all such taxes, levies and other charges, together with copies of all communications from or with such governmental authority with respect thereto.

[***] Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

ARTICLE 10

INTELLECTUAL PROPERTY

10.1 Ownership.

(a) Data. All Data generated in connection with Development and all data generated in connection with Commercialization, manufacture and other exploitation of the Product in each case conducted solely by or on behalf of a Party shall be the sole and exclusive property of such Party. All Data generated pursuant to any Development work conducted jointly by the Parties shall be jointly owned by the Parties. For clarity, each Party shall have access and right to use and reference the other Party’s Data as set forth in Section 4.5.

(b) Inventions. Inventorship of all inventions made under this Agreement shall be determined in accordance with U.S. patent laws.

(i) Each Party shall own any inventions made solely by such Party, including its own employees, agents, or independent contractors, in the course of conducting its activities under this Agreement, together with all intellectual property rights therein. For clarity, any such inventions owned by Viracta, and all intellectual property rights therein, including Know-How included in such inventions and Patents that Cover such inventions, are and shall be included in the Licensed Technology.

(ii) The Parties shall jointly own any inventions that are made jointly by a Party or its Affiliates or its or their employees, agents, or independent contractors, on the one hand, and the other Party or its Affiliate or its or their employees, agents, or independent contractors on the other hand, in the course of performing activities under this Agreement, together with all intellectual property rights therein (“Joint Inventions”). Except to the extent either Party is restricted by the licenses granted to the other Party herein or by the terms of Section 2.6, each Party shall be entitled to practice and exploit the Joint Inventions without the duty of accounting or seeking consent from the other Party.

10.2 Prosecution of Patents.

(a) Licensed Patents.

(i) Subject to this Section 10.2(a), Viracta shall have the first right, but not the obligation, to control the preparation, filing, prosecution, and maintenance (including any interferences, reissue proceedings, reexaminations, inter partes review, patent term extensions, applications for supplementary protection certificates, oppositions, invalidation proceedings and defense of validity or enforceability challenges) of the Licensed Patents (other than Joint Patents), using counsel of its own choice. Salubris shall reimburse Viracta for its reasonable out-of-pocket costs incurred with respect to the preparation, filing, prosecution, and maintenance of the Licensed

[***] Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Patents in the Territory after the Effective Date, within [***] days after the date of invoice for such costs provided by Viracta. Viracta shall keep Salubris informed of the progress with regard to the preparation, filing, prosecution, and maintenance of the Licensed Patents in the Field in the Territory, reasonably in advance for Salubris to be able to review any material documents, including content and timing of the filing of such Licensed Patents, and Viracta shall consult with, and consider in good faith the requests and suggestions of, Salubris with respect to strategies for filing and prosecuting the Licensed Patents in the Territory.

(ii) In the event that Viracta desires to abandon or cease prosecution or maintenance of any Licensed Patent in the Field in the Territory, Viracta shall provide reasonable prior written notice to Salubris of such intention to abandon (which notice shall, to the extent possible, be given no later than [***] days prior to the next deadline for any action that must be taken with respect to any such Licensed Patent in the relevant patent office). In such case, upon written notice from Salubris to Viracta no later than [***] days after such notice from Viracta, Salubris may elect, in its sole discretion, to continue prosecution and maintenance of such Licensed Patent in the Field in the Territory, at Salubris’ direction and expense, and Viracta shall execute such documents and perform such acts, at Salubris’ expense, as may be reasonably necessary to allow Salubris to continue the prosecution and maintenance of such Licensed Patent in the Field in the Territory. If Salubris does not provide such election within [***] days after such notice from Viracta, Viracta may, in its sole discretion, continue prosecution and maintenance of such Licensed Patent or discontinue prosecution and maintenance of such Licensed Patent.

(b) Joint Patents.

(i) Subject to this Section 10.2(b), Salubris shall have the first right, but not the obligation, to control the preparation, filing, prosecution, and maintenance (including any interferences, reissue proceedings, reexaminations, inter partes review, patent term extensions, applications for supplementary protection certificates, oppositions, invalidation proceedings and defense of validity or enforceability challenges) of the Joint Patents in the Territory, at its own expense and using counsel of its own choice, and Viracta shall have the first right, but not the obligation, to control the preparation, filing, prosecution, and maintenance (including any interferences, reissue proceedings, reexaminations, inter partes review, patent term extensions, applications for supplementary protection certificates, oppositions, invalidation proceedings and defense of validity or enforceability challenges) of the Joint Patents outside the Territory, at its own expense and using counsel of its own choice. Each Party shall keep the other Party informed of the progress with regard to the preparation, filing, prosecution, and maintenance of the Joint Patents, reasonably in advance for such other Party to be able to review any material documents, including content, timing, and jurisdiction of the filing of such Joint Patents, and the filing Party shall consult with, and consider in good faith the requests and suggestions of, the other Party with respect to strategies for filing and prosecuting the Joint Patents.

(ii) In the event that the filing Party desires to abandon or cease prosecution or maintenance of any Joint Patent, such Party shall provide reasonable prior written notice to the other Party of such intention to abandon (which notice shall, to the extent possible, be given no later than [***] days prior to the next deadline for any action that must be taken with respect to any such Joint Patent in the relevant patent office). In such case, upon written notice from

[***] Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

such other Party to the filing Party no later than [***] days after such notice from the filing Party, such other Party may elect, in its sole discretion, to continue prosecution and maintenance of such Joint Patent, at its direction and expense, and the filing Party shall execute such documents and perform such acts, at such other Party’s expense, as may be reasonably necessary to allow such other Party to continue the prosecution and maintenance of such Joint Patent. If such other Party does not provide such election within [***] days after such notice from the filing Party, the filing Party may, in its sole discretion, continue prosecution and maintenance of such Joint Patent or discontinue prosecution and maintenance of such Joint Patent.

(c) Cooperation in Prosecution. Each Party agrees to cooperate fully in the preparation, filing, prosecution, maintenance, and defense, if any, of Patents under this Section 10.2 and in the obtaining and maintenance of any patent term extensions and supplementary protection certificates and their equivalents, at its own cost (except as expressly set forth otherwise in this Article 10). Such cooperation includes (i) executing all papers and instruments, or requiring its employees or contractors, to execute such papers and instruments, so as enable the other Party to apply for and to prosecute patent applications in any country as permitted by Section 10.2; and (ii) promptly informing the other Party of any matters coming to such Party’s attention that may affect the preparation, filing, prosecution, or maintenance of any such patent application and the obtaining of any patent term extensions or supplementary protection certificates or their equivalents.

10.3 Patent Enforcement.

(a) Notice. Each Party shall notify the other within [***] business days of becoming aware of any alleged or threatened infringement by a Third Party of any of the Licensed Patents (including Joint Patents) in the Territory, which infringement adversely affects or is reasonably expected to adversely affect any Product in the Field, including any declaratory judgment, opposition, or similar action alleging the invalidity, unenforceability, or non- infringement of any of the Licensed Patents or Improvement Patents (collectively, “Product Infringement”).

(b) Enforcement Right. Salubris shall have the first right to bring and control any legal action in connection with such Product Infringement at its own expense as it reasonably determines appropriate after consultation with Viracta, and giving due consideration to Viracta’s interests impacted by such Product Infringement and such proposed legal action, unless such Product Infringement is by a Third Party licensee or sublicensee of Viracta in which case Salubris shall not be obligated to consult with Viracta or consider Viracta’s interests in respect of such Product Infringement or proposed legal action. If Salubris (i) decides not to bring such legal action against a Product Infringement (the decision of which Salubris shall inform Viracta promptly) or (ii) Salubris otherwise fails to bring such legal action against a Product Infringement within [***] days of first becoming aware of such Product Infringement, Viracta shall have the right to bring and control any legal action in connection with such Product Infringement at its own expense as it reasonably determines appropriate after consultation with Salubris and giving due consideration to Salubris’ interests impacted by such Product Infringement and such proposed legal action.

[***] Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(c) Collaboration. Each Party shall provide to the enforcing Party reasonable assistance in such enforcement, at such enforcing Party’s request and expense, including to be named in such action if required by Applicable Laws to pursue such action. The enforcing Party shall keep the other Party regularly informed of the status and progress of such enforcement efforts, shall reasonably consider the other Party’s comments on any such efforts, including determination of litigation strategy and filing of material papers to the competent court. The non-enforcing Party shall be entitled to separate representation in such matter by counsel of its own choice and at its own expense, but such Party shall at all times cooperate fully with the enforcing Party.

(d) Expense and Recovery. The enforcing Party shall be solely responsible for any cost and expenses incurred by such Party as a result of such enforcement action. If such Party recovers monetary damages in such enforcement action or receives any amounts in settlement of such action, such recovery shall be allocated first to the reimbursement of any expenses incurred by the Parties in such enforcement action on a pro-rata basis, and any remaining amounts (i) recovered in such an enforcement action brought by Salubris, shall (A) be deemed Net Sales to the extent representing lost sales of Products by Salubris, its Affiliates and Sublicensees in the Territory and shall be subject to the payment of royalties pursuant to Section 8.6 or (B) otherwise be deemed Sublicense Consideration due under a sublicense agreement that has been entered into on the date the damages are awarded or a settlement agreement is executed and shall be subject to the payment of the Sublicense Consideration Rate pursuant to Section 8.7, or (ii) recovered in such an enforcement action brought by Viracta, shall be retained by Viracta.

(e) Other Infringement. Except for Product Infringement as set forth above, each Party shall have the exclusive right to enforce its own Patents against any infringement anywhere in the world.

10.4 Infringement of Third Party Rights. If any Product used or sold by Salubris, its Affiliates, or Sublicensees becomes the subject of a Third Party’s claim or assertion of infringement of any intellectual property rights of such Third Party in the Territory, Salubris shall promptly notify Viracta and the Parties shall promptly meet to consider the claim or assertion and the appropriate course of action and may, if appropriate, agree on and enter into a “common interest agreement” wherein the Parties agree to their shared, mutual interest in the outcome of such potential dispute. Absent any agreement to the contrary, and subject to claims for indemnification under Article 12, each Party may defend itself from any such Third Party claim at its own cost and expense, provided, however, that the provisions of Section 10.3 shall govern the right of Salubris to assert a counterclaim of infringement of any Licensed Patents.

10.5 Salubris Patents. For clarity, as between the Parties, Salubris shall have the sole right to file, prosecute, maintain, and enforce all other Patents owned or Controlled by Salubris, at its own expense and using counsel of its choice; provided, however, that Viracta shall have the same rights and obligations with respect to filing, prosecution, maintenance, and enforcement of the Improvement Patents as the rights and obligations of Salubris under this Article 10 with respect to filing, prosecution, maintenance, and enforcement of the Licensed Patents mutatis mutandis, except that Viracta shall only be obligated to reimburse Salubris for Salubris’ out-of- pocket costs and expenses incurred with respect to the preparation, filing, prosecution, and maintenance of those Improvement Patents outside the Territory that Salubris prepares, files, prosecutes and maintains specifically at Viracta’s request.

[***] Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

ARTICLE 11

REPRESENTATIONS AND WARRANTIES

11.1 Mutual Representations and Warranties. Each Party represents and warrants to the other that, as of the Effective Date: (a) it is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate or other power and authority to enter into this Agreement and to carry out the provisions hereof; (b) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate or partnership action; and (c) this Agreement is legally binding upon it, enforceable in accordance with its terms.

11.2 Additional Representations, Warranties, and Covenants of Viracta. Viracta represents, warrants, and covenants, as applicable, to Salubris that, as of the Effective Date:

(a) Exhibit A lists all Patents Controlled by Viracta in the Territory as of the Effective Date that claim the composition of matter or method of use or manufacture of the Drug Candidate and all such Patents have been filed, prosecuted, and maintained in a manner consistent with Viracta’s reasonable standard practice, and no official final deadlines with respect to prosecution thereof have been missed and all applicable fees have been paid on or before the due date for payment;

(b) All inventors of inventions claimed in the Patents listed on Exhibit A have assigned their entire right, title, and interest in and to such inventions to Viracta and the inventors listed are correct and there are no claims or assertions in writing received by Viracta regarding the inventorship of such Patent alleging that additional or alternative inventors ought to be listed;

(c) Viracta has the right to grant all rights and licenses it purports to grant to Salubris with respect to the Licensed Technology under this Agreement;

(d) Viracta has not granted any liens or security interests on the Licensed Technology;

(e) Viracta has not received any written notice from a Third Party that the Development of the Drug Candidate or any Product conducted by Viracta prior to the Effective Date has infringed any Patents of any Third Party;

(f) Viracta has not granted as of the Effective Date, and will not during the Term grant, any right to any Third Party under the Licensed Technology that would conflict with the rights granted to Salubris under this Agreement;

(g) no claim or action has been brought or, to Viracta’s knowledge, threatened, by any Third Party alleging that the Licensed Patents are invalid or unenforceable, and no Licensed Patent is the subject of any interference, opposition, cancellation, or other protest proceeding;

(h) to Viracta’s knowledge, no Third Party is infringing or misappropriating or has materially infringed or misappropriated the Licensed Technology in the Territory;

(i) to Viracta’s knowledge, it has disclosed to Salubris as of the Effective Date all data and information in Viracta’s Control as of the Effective Date that is material to the evaluation of the safety, efficacy, and manufacturing process of the Drug Candidate and Product;

[***] Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

and

(j) as of the Effective Date, there are no issues or information, which to Viracta’s knowledge and reasonable opinion, are reasonably likely to have a material impact on the Development of the Drug Candidate or Product that have not been fully disclosed to Salubris in the course of Salubris’ due diligence.

11.3 Salubris Covenants. Salubris covenants as follows:

(a) No Debarment. During the Term, in the course of the Development of Products, Salubris shall not use any employee or consultant who has been debarred by any Regulatory Authority, or, to Salubris’ knowledge, is the subject of debarment proceedings by a Regulatory Authority.

(b) Compliance. In performing its obligations under this Agreement, Salubris shall comply with all Applicable Laws.

11.4 Disclaimer. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, IS MADE OR GIVEN BY OR ON BEHALF OF A PARTY, AND ALL SUCH REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.

ARTICLE 12

INDEMNIFICATION

12.1 Indemnification by Salubris. Salubris hereby agrees to indemnify, defend, and hold harmless Viracta and its directors, officers, employees, and agents (the “Viracta Indemnitees”) from and against any and all liabilities, expenses, and/or losses, including reasonable legal expenses and attorneys’ fees (collectively “Losses”) in each case resulting from Third Party suits, claims, actions, or demands (each, a “Claim”) arising out of or caused by (a) the Development, manufacture, use, Commercialization, or other disposition of any Product by Salubris or its Affiliates or Sublicensees or the contractors of any of them (excluding any activities by or on behalf of Viracta), (b) the negligence or willful misconduct of any Salubris Indemnitee, or (c) the breach by Salubris of any warranty, representation, covenant, or agreement made by Salubris in this Agreement; except, in each case (a)-(c), to the extent such Losses arise out of any activities set forth in Sections 12.2 for which Viracta is obligated to indemnify any Salubris Indemnitee under Section 12.2.

12.2 Indemnification by Viracta. Viracta hereby agrees to indemnify, defend, and hold harmless Salubris and its Affiliates, directors, officers, employees, and agents (the “Salubris Indemnitees”) from and against any and all Losses resulting from Claims arising out of or caused by (a) the Development, manufacture, use, Commercialization, or other disposition of the Drug Candidate or any Improvement by Viracta or its Affiliates or licensees or the contractors of any of them (excluding any activities by or on behalf of Salubris), (b) the negligence or willful misconduct of any Viracta Indemnitee, or (c) the breach by Viracta of any warranty, representation, covenant, or agreement made by Viracta in this Agreement; except, in each case (a)-(c), to the extent such Losses arise out of any activities set forth in Section 12.1 for which Salubris is obligated to indemnify any Viracta Indemnitee under Section 12.1.

[***] Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

12.3 Procedure. The indemnified Party shall provide the indemnifying Party with prompt notice of the Claim giving rise to the indemnification obligation pursuant to this Article 12. The indemnified Party shall provide the indemnifying Party with reasonable assistance, at the indemnifying Party’s request and expense, in connection with the defense of the Claim for which indemnity is being sought. The indemnified Party may participate in and monitor such defense with counsel of its own choice at its own expense; provided, however, that the indemnifying Party shall have the right to assume and conduct the defense of the Claim with counsel of its choice. The indemnifying Party shall not settle any Claim without the prior written consent of the indemnified Party (such consent not to be unreasonably withheld, conditioned, or delayed), unless the settlement involves only the payment of money and provides for full dismissal of the Claim with prejudice with no admission of wrong-doing or fault by the indemnified Party. So long as the indemnifying Party is actively defending the Claim in good faith, the indemnified Party shall not settle such Claim without the prior written consent of the indemnifying Party. If the indemnifying Party does not assume and conduct the defense of the Claim as provided above, (a) the indemnified Party may defend against and consent to the entry of any judgment, or enter into any settlement with respect to, the Claim in any manner the indemnified Party may deem reasonably appropriate (and the indemnified Party need not consult with, or obtain any consent from, the indemnifying Party in connection therewith), and (b) the indemnifying Party will remain responsible to indemnify the indemnified Party as provided in this Article 12. If the Parties cannot agree as to the application of Sections 12.1 or 12.2 to any particular Claim, the Parties may conduct separate defenses of such Claim.

12.4 Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES OR LOSS OF PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 12.4 IS INTENDED TO OR SHALL LIMIT OR RESTRICT DAMAGES AVAILABLE FOR A PARTY’S BREACH OF EXCLUSIVITY OBLIGATIONS UNDER SECTION 2.6 AND 2.4, OR CONFIDENTIALITY OBLIGATIONS UNDER ARTICLE 13 OR DAMAGES SUBJECT TO INDEMNIFICATION UNDER SECTION 12.1 OR 12.2.

12.5 Insurance. During the Term and for three (3) years thereafter, each Party shall procure and maintain insurance, including general liability insurance and product liability insurance, adequate to cover its obligations under this Agreement and which are consistent with normal business practices of prudent companies similarly situated. It is understood that such insurance shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this Article 12. Each Party shall provide the other Party with written evidence of such insurance upon request. Each Party shall provide the other Party with written notice at least [***] days prior to the cancellation, non-renewal, or material change in such insurance which materially adversely affects the rights of the other Party hereunder.

[***] Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

ARTICLE 13

CONFIDENTIALITY

13.1 Confidentiality. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, each Party agrees that, for the Term and for a period of ten (10) years thereafter, it shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement (which includes the exercise of any rights or the performance of any obligations hereunder) any Confidential Information of the other Party pursuant to this Agreement.

13.2 Exceptions. The obligations of confidentiality and restriction on use under Section 13.1 will not apply to any information that the receiving Party can prove by competent written evidence: (a) is at the time of disclosure, or thereafter becomes, through no act or failure to act on the part of the receiving Party, generally known or available to the public; (b) is known by the receiving Party at the time of receiving such information, other than by previous disclosure of the disclosing Party, or its Affiliates, employees, agents, consultants, or contractors; (c) is disclosed to the receiving Party without restriction by a Third Party who has no obligation of confidentiality or limitations on use with respect thereto; or (d) is independently discovered or developed by the receiving Party without the use of or reference to the Confidential Information belonging to the disclosing Party.

13.3 Authorized Disclosure. Notwithstanding the obligations set forth in Section 13.1, a Party may disclose the other Party’s Confidential Information and the terms of this Agreement to the extent necessary for:

(a) filing, prosecuting, or maintaining Patents as permitted by this Agreement;

(b) submitting Regulatory Filings and obtaining and maintaining Regulatory Approvals for Products as permitted by this Agreement;

(c) prosecuting or defending litigation as permitted by this Agreement;

(d) complying with applicable court orders or governmental regulations, including regulations promulgated by securities exchanges; and

(e) disclosure to its and its Affiliates’ employees, consultants, contractors, agents, licensees, and sublicensees, in each case on a need-to-know basis in connection with the Development, manufacture, or Commercialization of the Drug Candidate or Product in accordance with the terms of this Agreement, in each case under written obligations of confidentiality and non-use at least as stringent as those herein; and

(f) disclosure to actual and bona fide potential investors, acquirors, licensees, and other financial or commercial partners for the purpose of evaluating or carrying out an actual or potential investment, acquisition, debt or equity financing or collaboration, in each case under written obligations of confidentiality and non-use at least as stringent as those herein.

[***] Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Section 13.3(c) through (d), it will, except where impracticable, give reasonable advance notice to the other Party of such disclosure and use the same diligent efforts to secure confidential treatment of such Confidential Information as such Party would use to protect its own confidential information, but in no event less than reasonable efforts. In any event, the Parties agree to take all reasonable action to avoid disclosure of Confidential Information hereunder. Any information disclosed pursuant to Section 13.3(c) through (d) shall remain Confidential Information and subject to the restrictions set forth in this Agreement, including the foregoing provisions of this Article 13.

13.4 Publications.

(a) Viracta shall have the right to review and comment on any material proposed for disclosure or publication by Salubris regarding results of and other information regarding Salubris’ Development activities during the Term with respect to the Product, whether by oral presentation, manuscript, or abstract. Before any such material is submitted for publication, or presentation of any such material is made, Salubris shall deliver a complete copy of the material proposed for disclosure to Viracta at least [***] for oral presentations or abstracts or [***] for manuscripts prior to submitting the material to a publisher or initiating any other disclosure, or as close to these time frames as reasonably possible. Viracta shall review any such material and give its comments to Salubris within [***] for oral presentations or abstracts or [***] for manuscripts after the receipt of such material, provided that Viracta shall make reasonable efforts to review such materials and abstracts and return such items as soon as practicable to Salubris with appropriate comments, if any. Subject to Section 13.4(b), following the expiration of the applicable time period for review, Salubris shall be free to submit such proposed manuscript for publication or presentation materials for public disclosure, and does not need to follow this process for subsequent publications or presentations of the same data or other information.

(b) If Viracta notifies Salubris within the applicable time period set forth in subsection (a) above that such publication or presentation, in Viracta’s reasonable judgment:

(i) contains an invention for which Viracta desires to obtain patent protection, Salubris shall delay such publication or presentation for a period of up to [***] days (or such other time period agreed by the Parties in writing) to permit the preparation and filing of a patent application for such invention, or

(ii) contains any Confidential Information of Viracta, or could be expected to have an adverse effect on the commercial value of any Confidential Information disclosed by Viracta to Salubris, the Parties shall attempt to agree on revisions to the applicable disclosure so as to preserve both the commercial value of such Confidential Information and the scientific merit of such disclosure, and no publication or presentation shall be made by Salubris until the Parties agree on such revisions or the subject matter identified by Viracta is removed.

13.5 Publicity; Public Disclosures. The Parties agree to issue a press release substantially in a form agreed by the Parties and attached to this Agreement as Exhibit D announcing the signature of this Agreement at or shortly after the Effective Date within the time- period as required by relevant securities laws. It is understood that each Party may desire or be required to issue subsequent press releases relating to this Agreement or activities hereunder. The Parties agree to consult with each other reasonably and in good faith with respect to the text and timing of such press releases prior to the issuance thereof, to the extent practicable, provided that a

[***] Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Party may not unreasonably withhold, condition, or delay consent to such releases by more than [***] business days, and that either Party may issue such press releases or make such disclosures to the SEC or other applicable agency as it determines, based on advice of counsel, is reasonably necessary to comply with Applicable Laws or for appropriate market disclosure subject to Section 13.3. Each Party shall provide the other Party with advance notice of legally required disclosures to the extent practicable. The Parties will consult with each other on the provisions of this Agreement to be redacted in any filings made by a Party with the SEC or as otherwise required by Applicable Laws; provided that each Party shall have the right to make any such filing as it reasonably determines necessary under Applicable Laws. In addition, following the initial joint press release announcing this Agreement, either Party shall be free to disclose, without the other Party’s prior written consent, the existence of this Agreement, the identity of the other Party and those terms of the Agreement which have already been publicly disclosed in accordance with this Section 13.5.

13.6 Prior Confidentiality Agreement. As of the Effective Date, the terms of this Article 13 shall supersede any prior non-disclosure, secrecy, or confidentiality agreement between the Parties (or their Affiliates) relating to the subject of this Agreement, including the Confidentiality Agreement. Any information disclosed pursuant to any such prior agreement shall be deemed Confidential Information under this Agreement.

13.7 Equitable Relief. Given the nature of the Confidential Information and the competitive damage that a Party would suffer upon unauthorized disclosure, use, or transfer of its Confidential Information to any Third Party, the Parties agree that monetary damages may not be a sufficient remedy for any breach of this Article 13. In addition to all other remedies, a Party shall be entitled to seek specific performance and injunctive and other equitable relief as a remedy for any breach or threatened breach of this Article 13.

ARTICLE 14

TERM AND TERMINATION

14.1 Term. This Agreement shall become effective on the Effective Date and, unless earlier terminated pursuant to this Article 14, shall remain in effect, on a Product-by-Product basis, until the expiration of the Royalty Term for such Product. Upon the expiration of the Royalty Term for a particular Product in the Territory, the licenses granted to Salubris under Section 2.1 for such Product shall become fully-paid, royalty-free, perpetual, and irrevocable.

14.2 Termination by Salubris. Salubris may terminate this Agreement at any time for convenience upon ninety (90) days’ prior written notice to Viracta.

14.3 Termination for Cause.

(a) Material Breach. Each Party shall have the right to terminate this Agreement immediately in its entirety upon written notice to the other Party if such other Party materially breaches this Agreement and has not cured such breach to the reasonable satisfaction of the non-breaching Party within [***] days after notice of such breach from the non- breaching Party or, if such breach cannot be cured within such [***]-day period, if the breaching Party promptly upon written notice of breach commences actions to cure such breach and thereafter diligently continues such actions. If the breaching Party fails to diligently continue such actions, then the non-breaching

[***] Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Party may terminate this Agreement upon written notice to the breaching Party. Notwithstanding the foregoing, if the alleged breaching Party disputes in good faith the existence or materiality of a breach specified in a notice provided by the other Party, and such alleged breaching Party provides the other Party notice of such dispute within [***] days after notice of breach, then the other Party shall not have the right to terminate this Agreement under this Section 14.3(a) unless and until the Executive Officers or a panel of arbitrators, in accordance with Article 15, have or has determined that the alleged breaching Party has materially breached the Agreement and such Party fails to cure such breach within the applicable cure period set forth above following such decision.

(b) Bankruptcy. Each Party shall have the right to terminate this Agreement immediately in its entirety upon written notice to the other Party if such other Party makes a general assignment for the benefit of creditors, files an insolvency petition in bankruptcy, petitions for or acquiesces in the appointment of any receiver, trustee, or similar officer to liquidate or conserve its business or any substantial part of its assets, commences under the laws of any jurisdiction any proceeding involving its insolvency, bankruptcy, reorganization, adjustment of debt, dissolution, liquidation, or any other similar proceeding for the release of financially distressed debtors or becomes a party to any proceeding or action of the type described above and such proceeding is not dismissed within sixty (60) days after the commencement thereof.

(c) Termination for Patent Challenges. If, during the Term, Salubris or any of its Affiliates or Sublicensees (i) commences or participates in any action or proceeding (including any patent opposition or re-examination proceeding), or otherwise asserts any claim, challenging or denying the validity or enforceability of any claim of a Licensed Patent or (ii) actively assists any Third Party in bringing or prosecuting any action or proceeding (including any patent opposition or re-examination proceeding) challenging or denying the validity or enforceability of any claim of a Licensed Patent (each of (a) and (b), a “Patent Challenge”), then, to the extent permitted by Applicable Laws, Viracta shall have the right, in its sole discretion, to give notice to Salubris that Viracta may terminate the license(s) granted to Salubris under such Patents pursuant to this Agreement [***] days following such notice, and, unless Salubris (i) with respect to Salubris or its Affiliate withdraws or causes its Affiliate to withdraw all such Patent Challenge(s) within such [***] day period, or (ii) with respect to a Sublicensee either terminate the applicable sublicense agreement or use reasonable efforts to cause such Sublicensee to withdraw such Patent Challenge within such [***] day period, Viracta shall have the right to terminate the licenses granted to Salubris under such Patents pursuant to this Agreement by providing written notice thereof to Salubris.

(d) Additional Termination for Cause by Viracta. Viracta shall have the right to terminate this Agreement (i) immediately upon written notice to Salubris if the Second Closing does not occur as set forth in Section 8.1, or (ii) upon [***] days’ prior written notice in the event none of Salubris or its Affiliates or Sublicensees maintains an active program to Develop and Commercialize Products in the Territory, as evidenced by (x) prior to the First Commercial Sale of a Product in the Territory, failure to conduct any activities for the Development of Products in the Territory during any period of six (6) consecutive Calendar Quarters, or (y) after the First Commercial Sale of a Product in the Territory, failure to recognize any Net Sales of Products in the Territory during any period of [***] consecutive Calendar Quarters; provided, however, that any period of cessation the result of a force majeure event, Good Reason, a delay in response from a Regulatory Authority, or customary pauses or gaps between or following clinical trials or other studies for the analysis of data, preparation of reports, and design of future clinical trials or

[***] Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

preparation of regulatory filings shall not be considered for the purposes of determining whether the time periods specified in subsections (x) or (y) have been met. As used in this subsection (d), “Good Reason” means a material scientific, technical, commercial, or regulatory reason (for example a clinical hold being placed on a Product, a manufacturing problem, or a material data problem such as a toxicology or pharmacokinetics issue) that would be reasonably expected to impede or delay Development or Commercialization, provided that if a Good Reason is invoked by Salubris as a reason to cease Development or Commercialization for any period of time, then Salubris shall use Commercially Reasonable Efforts to resolve the problem(s) that is the basis of such Good Reason.

14.4 Effects of Termination. Upon any termination of this Agreement by either Party, the following subsections (a)-(d) will apply. For clarity, during the pendency of any termination notice period, all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder.

(a) Licenses. All licenses granted by Viracta to Salubris will automatically terminate, including all sublicenses granted by Salubris to any Sublicensee. Except in the event of termination by Salubris under Section 14.3(a) for material breach by Viracta, the licenses granted by Salubris to Viracta shall survive such termination and shall automatically become worldwide, perpetual and irrevocable. In the event of termination by Salubris under Section 14.3(a) for material breach by Viracta, the licenses granted by Salubris to Viracta will automatically terminate, including all sublicenses granted by Viracta.

(b) Development Wind-Down. Salubris shall wind-down any ongoing Development activities (including any clinical trials) of Salubris or its Affiliates and Sublicensees with respect to the Product in the Territory in an orderly fashion and in compliance with all Applicable Laws.

(c) Commercial Wind-Down. Salubris shall have the right, at its discretion, to continue Commercializing any or all of the inventory of the Product held by Salubris as of the date of termination, in compliance with all Applicable Laws for a period not to exceed [***] months. During such commercial wind-down period, Salubris shall continue to book sales and pay royalties to Viracta in accordance with Section 8.5. Except as necessary to conduct the foregoing activities, Salubris shall discontinue its (and shall ensure that its Affiliates and Sublicensees immediately discontinue their) promotion, marketing, offering for sale, and servicing of the Product. Notwithstanding the foregoing, in the event this Agreement is terminated by Viracta under Section 14.3(a) due to a failure by Salubris to make any payment due, or under Section 14.3(b), Viracta shall have the right to require Salubris to prepay any amounts reasonably expected to be due to Viracta resulting from the activities permitted by this Section 14.4(c), as a condition to Salubris’ right to exercise its rights under this Section 14.4(c).

(d) Transition Assistance. Salubris shall use Commercially Reasonable Efforts to seek an orderly transition of the Development and Commercialization of the Drug Candidate to Viracta or its designee. Except in the event of termination by Salubris under Section 14.3(a) for material breach by Viracta, Salubris shall, at Viracta’s expense, provide reasonable consultation and assistance for a period of no more than [***] days after the effective date of termination for the purpose of transferring or transitioning to Viracta all Improvement Know-How not already in

[***] Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Viracta’s possession and, at Viracta’s request, all then- existing commercial arrangements solely relating to the Drug Candidate that Salubris is able, using Commercially Reasonable Efforts, to transfer or transition to Viracta or its designee, in each case, to the extent reasonably necessary for Viracta to continue the Development or Commercialization of the Drug Candidate in the Territory. If any such contract between Salubris and a Third Party is not assignable to Viracta or its designee (whether by such contract’s terms or because such contract does not relate solely to the Product) but is otherwise reasonably necessary for Viracta to continue the Development or Commercialization of the Drug Candidate in the Territory, then Salubris shall reasonably cooperate with Viracta to negotiate for the continuation of such services for Viracta from such entity for a reasonable period (not to exceed [***] months) after the effective date of termination at Viracta’s cost until Viracta establishes an alternate, validated source of such services.

14.5 Confidential Information. Upon expiration or termination of this Agreement, except to the extent that a Party obtains or retains the right to use the other Party’s Confidential Information, each Party shall promptly return to the other Party, or delete or destroy, all relevant records and materials in such Party’s possession or control containing Confidential Information of the other Party; provided that a Party may keep one copy of such materials for archival purposes and such additional copies of or any computer records or files containing Confidential Information that have been created solely by such Party’s automatic or routine archiving and back-up procedures, to the extent created and retained in a manner consistent with such Party’s standard archiving and back-up procedures, but not for any other use or purpose, subject in all cases to continuing confidentiality obligations under Article 13.

14.6 Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by one Party to the other Party are, and will otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws. The Parties agree that a Party that is a licensee of such rights under this Agreement will retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party to this Agreement under the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws, the other Party will be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in its possession, will be promptly delivered to it (a) upon any such commencement of a bankruptcy or insolvency proceeding upon its written request therefor, unless the bankrupt Party elects to continue to perform all of its obligations under this Agreement, or (b) if not delivered under (a) above, following the rejection of this Agreement by or on behalf of the bankrupt Party upon written request therefor by the other Party.

14.7 Survival. Expiration or termination of this Agreement shall not relieve the Parties of any obligation or right accruing prior to such expiration or termination. Except as set forth below or elsewhere in this Agreement, the obligations and rights of the Parties under the following provisions of this Agreement shall survive expiration or termination of this Agreement: Sections 2.5 (No Implied License), 9.5 (Records; Audit), 10.1 (Ownership), 14.1 (Term), 14.4-14.6 (Termination, in each case to the extent applicable), and 14.7 (Survival), and Articles 1 (Definitions), 12 (Indemnification), 13 (Confidentiality), 15 (Dispute Resolution), and 16 (Miscellaneous).

[***] Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

ARTICLE 15

DISPUTE RESOLUTION

15.1 Disputes. The Parties recognize that disputes as to matters arising under or relating to this Agreement or either Party’s rights or obligations hereunder may arise from time to time. It is the objective of the Parties to establish procedures to facilitate the resolution of such disputes in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Article 15 to resolve any such dispute if and when it arises.

15.2 Internal Resolution. The Parties will try to settle any dispute, controversy, or claim that arises out of, or relates to, any term of the Agreement (“Disputed Matter”) by first referring the Disputed Matter to the Parties’ Executive Officers. Either Party may initiate such informal dispute resolution by sending written notice of the Disputed Matter to the other Party, and, within [***] days after such notice, the Executive Officers (or their respective designees having the authority to settle such Disputed Matter) of the Parties will meet for attempted resolution by good faith negotiations. If the Executive Officers (or their respective designees) are unable to resolve such dispute within [***] days after their first meeting for such negotiations, either Party may seek to have such dispute resolved in accordance with Section 15.3 below.

15.3 Binding Arbitration.

(a) If the Parties are unable to resolve a Disputed Matter using the process described in Section 15.2, then a Party seeking further resolution of the Disputed Matter will submit the Disputed Matter to resolution by final and binding arbitration. Whenever a Party will decide to institute arbitration proceedings, it will give written notice to that effect to the other Party. Arbitration will be held in Hong Kong, and administered by the Hong Kong International Arbitration Center (“HKIAC”) pursuant to the HKIAC Rules then in effect (the “Rules”), except as otherwise provided herein and applying the substantive law specified in Section 16.1. The arbitration will be conducted by a panel of three (3) arbitrators appointed in accordance with the Rules; provided that each Party will, within [***] days after the institution of the arbitration proceedings, appoint an arbitrator, and such arbitrators will together, within [***] days, select a third (3rd) arbitrator as the chairperson of the arbitration panel. Each arbitrator must have significant business or legal experience in the pharmaceutical business. If the two (2) initial arbitrators are unable to select a third (3rd) arbitrator within such [***] day period, the third (3rd) arbitrator will be appointed in accordance with Rules. After conducting any hearing and taking any evidence deemed appropriate for consideration, the arbitrators will be requested to render their opinion within [***] days of the final arbitration hearing. No panel of arbitrators will have the power to award damages excluded pursuant to Section 12.4 under this Agreement and any arbitral award that purports to award such damages is expressly prohibited and void ab initio. Decisions of the panel of arbitrators that conform to the terms of this Section 15.3 will be final and binding on the Parties and judgment on the award so rendered may be entered in any court of competent jurisdiction. The losing Party, as determined by the panel of arbitrators, will pay all of the ICC administrative costs and fees of the arbitration and the fees and costs of the arbitrators, and the

[***] Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

arbitrators will be directed to provide for payment or reimbursement of such fees and costs by the losing Party. If the panel of arbitrators determines that there is no losing Party, the Parties will each bear one-half of those costs and fees and the arbitrators’ award will so provide. Notwithstanding the foregoing, each Party shall bear its own attorneys’ fees, expert or witness fees, and any other fees and costs, and no such fees or costs will be shifted to the other Party.

(b) Notwithstanding the terms of and procedures set forth in Section 15.2 or 15.3(a), any applications, motions, or orders to show cause seeking temporary restraining orders, preliminary injunctions or other similar preliminary or temporary legal or equitable relief (“Injunctive Relief”) concerning a Disputed Matter (including, but not limited to, Disputed Matters arising out of a potential or actual breach of the confidentiality and non-use provisions in Article 13) may immediately be brought in the first instance and without invocation or exhaustion of the procedures set forth in subsection (a) for hearing and resolution in and by a court of competent jurisdiction. Once the Injunctive Relief proceedings have been conducted and a decision rendered thereon by the court, the Parties will, if the Disputed Matter is not finally resolved by the Injunctive Relief, proceed to resolve the Disputed Matter in accordance with the terms of Section 15.2 and 15.3(a).

(c) Except to the extent necessary to confirm or enforce an award, or as may be required by Applicable Law, neither Party nor any arbitrator may disclose the existence, content, or results of an arbitration under this Section 15.3 without the prior written consent of both Parties. In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy, or claim would be barred by the applicable statute of limitations of the governing law specified in Section 16.1.

(d) Notwithstanding the foregoing, this Section 15.3 shall not apply to any dispute, controversy, or claim that concerns (i) the validity, enforceability, or infringement of a patent, trademark, or copyright; or (ii) any antitrust, anti-monopoly, or competition law or regulation, whether or not statutory (each, an “Excluded Claim”). Disputes regarding Excluded Claims shall be brought in a court of competent jurisdiction in which such patent or trademark rights or copyright was granted or arose or in which such law or regulation applies.

ARTICLE 16

MISCELLANEOUS

16.1 Governing Law. This Agreement, and all questions regarding the existence, validity, interpretation, breach, or performance of this Agreement, shall be governed by, and construed and enforced in accordance with, the laws of Hong Kong, without giving effect to any choice of law principles that would require the application of the laws of a different province or territory.

16.2 Entire Agreement; Amendment. This Agreement, including the Exhibits hereto, sets forth the complete, final, and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions, and understandings between the Parties hereto with respect to the subject matter hereof and supersedes, as of the Effective Date, all prior agreements and understandings between the Parties with respect to the subject matter hereof. No subsequent alteration, amendment, change, or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized representative of each Party.

[***] Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

16.3 Force Majeure. Each Party shall be excused from the performance of its obligations under this Agreement to the extent that such performance is prevented by a force majeure event and the nonperforming Party provides notice of the prevention to the other Party as soon as reasonably practicable. Such excuse shall be continued so long as the condition constituting force majeure continues and the nonperforming Party takes reasonable efforts to remove the condition. For purposes of this Agreement, force majeure shall include conditions beyond the reasonable control of the nonperforming Party, including an act of God or terrorism, involuntary compliance with any regulation, law, or order of any government, war, civil commotion, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm, or like catastrophe.

16.4 Notices. Any notice required or permitted pursuant to this Agreement shall be in writing and delivered by personal delivery, electronic mail, facsimile transmission, or by certified or registered mail, return receipt requested, and shall be deemed given upon personal delivery, upon acknowledgement of receipt fax or electronic transmission, or five (5) days after deposit in the mail. Notices will be sent to the following addresses or such other address as either Party may specify in writing pursuant to this Section 16.4:

If to Viracta, to:

Viracta Therapeutics, Inc.

2533 South Coast Hwy 101, Suite 210

Cardiff, CA 92007

USA

Attention: CEO

with a copy (which shall not constitute notice) to:

Viracta Therapeutics, Inc.

2533 South Coast Hwy 101, Suite 210

Cardiff, CA 92007

USA

Attention: CBO

If to Salubris, to:

Shenzhen Salubris Pharmaceuticals, Inc.

37F, Tower B, NEO Building, 6009 Shennan Road,

Futian District, Shenzhen, China 518040

[***] Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

with a copy (which shall not constitute notice) to:

Shenzhen Salubris Pharmaceuticals, Inc.

37F, Tower B, NEO Building, 6009 Shennan Road,

Futian District, Shenzhen, China 518040

16.5 No Strict Construction; Headings. This Agreement has been prepared jointly and shall not be strictly construed against either Party. Ambiguities in this Agreement, if any, shall not be construed against either Party, irrespective of which Party may be deemed to have authored the ambiguous provision. The headings of each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section.

16.6 Assignment. Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld); provided, however, that either Party may assign or otherwise transfer this Agreement and its rights and obligations hereunder without the other Party’s consent:

(a) in connection with the transfer or sale of all or substantially all of the business or assets of such Party relating to, in the case of Viracta, the Drug Candidate and, in the case of Salubris, the Product, in each case to a Third Party, whether by merger, consolidation, divesture, restructure, sale of stock, sale of assets, or otherwise, provided that in the event of any such transaction (whether this Agreement is actually assigned or is assumed by the acquiring Party by operation of law (e.g., in the context of a reverse triangular merger)), the intellectual property rights of the acquiring Party to such transaction (if other than one of the Parties to this Agreement) shall not be included in the technology licensed hereunder; or

(b) to an Affiliate, provided that if the entity to which this Agreement is assigned ceases to be an Affiliate of the assigning Party, the Agreement shall be automatically assigned back to the assigning Party or its successor.

The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties specified above, and the name of a Party appearing herein will be deemed to include the name of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this Section 16.6. Any assignment not in accordance with this Section 16.6 shall be null and void.

16.7 Performance by Affiliates. Salubris may discharge any obligations and exercise any right hereunder through any of its Affiliates. Salubris hereby guarantees the performance by its Affiliates of its obligations under this Agreement, and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance.

16.8 Independent Contractors. The relationship of the Parties is that of independent contractors, and nothing in this Agreement shall be construed to create a partnership, joint venture, franchise, employment, or agency relationship between the Parties. Neither Party shall be considered the agent of the other Party for any purpose whatsoever and neither Party has any authority to enter into any contract or assume any obligation for the other Party or to make any warranty or representation on behalf of the other Party.

[***] Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

16.9 Further Actions. Each Party agrees to execute, acknowledge, and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

16.10 Severability. If any provision of this Agreement is, becomes, or is deemed invalid or unenforceable by any court or other competent authority having jurisdiction, the remainder of this Agreement shall remain unimpaired and the Parties shall promptly negotiate in good faith to amend such invalid or unenforceable provision to conform to applicable laws so as to be valid and enforceable and best accomplish the original intent of the Parties.

16.11 No Waiver. Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written waiver relating to a particular matter for a particular period of time and signed by an authorized representative of the waiving Party.

16.12 Interpretation. The headings of clauses contained in this Agreement preceding the text of the sections, subsections, and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction. All references in this Agreement to the singular shall include the plural where applicable. Unless otherwise specified, references in this Agreement to any Article shall include all Sections, subsections, and paragraphs in such Article, references to any Section shall include all subsections and paragraphs in such Section, and references in this Agreement to any subsection shall include all paragraphs in such subsection. The word “including” and similar words means including without limitation. The word “or” means “and/or” unless the context dictates otherwise because the subjects of the conjunction are, or are intended to be, mutually exclusive. The words “herein”, “hereof”, and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision. All references to days in this Agreement mean calendar days, unless otherwise specified.

16.13 Counterparts. This Agreement may be executed in one or more counterparts in original, facsimile, PDF, or other electronic format, each of which shall be an original, and all of which together shall constitute one instrument.

{Signature Page Follows}

[***] Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

IN WITNESS WHEREOF, the parties have executed this Exclusive License Agreement by their duly authorized officers as of the Effective Date.

SHENZHEN SALUBRIS PHARMACEUTICALS CO., LTD	VIRACTA THERAPEUTICS, INC.

By: /s/ Kevin Ye	By: /s/ Ivor Royston
Name: Kevin Ye	Name: Ivor Royston
Title: CEO	Title: Chief Executive Officer

List of Exhibits:

Exhibit A: Licensed Patents

[***]

Exhibit B: Series C Preferred Stock Purchase Agreement Terms

[***]

Exhibit C: Initial Development Plan

[***]

Exhibit D: Press Release

[***]

[***] Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.